                                                                  EXECUTION COPY

                            DATED 1 September 1999


                         DYCKERHOFF AKTIENGESELLSCHAFT
                      as Original Borrower and Guarantor

                            LEVEL ACQUISITION CORP.
                            as Additional Borrower

                               DEUTSCHE BANK AG
                               DRESDNER BANK AG
                              as Joint Arrangers

                         DEUTSCHE BANK LUXEMBOURG S.A.
                               DRESDNER BANK AG
                                as Underwriters

                         DRESDNER BANK LUXEMBOURG S.A.
                                   as Agent


                 ____________________________________________
                               USD 1,300,000,000
                                   TERM LOAN
                             FACILITIES AGREEMENT
                 ____________________________________________

                                   CONTENTS

CLAUSE                                                                      PAGE
1.   DEFINITIONS AND INTERPRETATION......................................      1

2.   THE FACILITIES......................................................     17

3.   UTILISATION OF THE TRANCHE A FACILITY...............................     18

4.   UTILISATION OF THE TRANCHE B FACILITY...............................     19

5.   UTILISATION OF THE TRANCHE C FACILITY...............................     20

6.   INTEREST PERIODS....................................................     21

7.   PAYMENT AND CALCULATION OF INTEREST.................................     22

8.   MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES....................     22

9.   NOTIFICATION........................................................     23

10.  REPAYMENT OF THE TRANCHE A FACILITY.................................     24

11.  REPAYMENT OF THE TRANCHE B FACILITY.................................     24

12.  REPAYMENT OF THE TRANCHE C FACILITY.................................     24

13.  CANCELLATION AND PREPAYMENT.........................................     24

14.  TAXES...............................................................     26

15.  TAX RECEIPTS........................................................     27

16.  INCREASED COSTS.....................................................     28

17.  ILLEGALITY..........................................................     29

18.  MITIGATION..........................................................     30

19.  REPRESENTATIONS.....................................................     30

20.  FINANCIAL INFORMATION...............................................     35

21.  FINANCIAL CONDITION.................................................     37

22.  COVENANTS...........................................................     39

23.  EVENTS OF DEFAULT...................................................     43

24.  GUARANTEE...........................................................     46

25.  COMMITMENT COMMISSION AND FEES......................................     48

26.  COSTS AND EXPENSES..................................................     49

27.  DEFAULT INTEREST AND BREAK COSTS....................................     49

28.  GUARANTOR'S INDEMNITIES.............................................     51

29.  CURRENCY OF ACCOUNT.................................................     52

30.  PAYMENTS............................................................     52

31.  SET-OFF.............................................................     54

32.  SHARING.............................................................     54

33.  THE AGENT, THE ARRANGERS AND THE BANKS..............................     55

34.  ASSIGNMENTS AND TRANSFERS...........................................     60

35.  CALCULATIONS AND EVIDENCE OF DEBT...................................     62

36.  REMEDIES AND WAIVERS, PARTIAL INVALIDITY............................     63

37.  NOTICES.............................................................     64

38.  COUNTERPARTS........................................................     65

39.  AMENDMENTS, MISCELLANEOUS...........................................     65

40.  GOVERNING LAW.......................................................     66

41.  JURISDICTION........................................................     66

THE FIRST SCHEDULE THE BANKS.............................................     67

THE SECOND SCHEDULE FORM OF TRANSFER CERTIFICATE.........................     68

THE THIRD SCHEDULE CONDITIONS PRECEDENT..................................     71

THE FOURTH SCHEDULE NOTICE OF DRAWDOWN...................................     73

THE FIFTH SCHEDULE EXISTING ENCUMBRANCES.................................     74

THE SIXTH SCHEDULE FORM OF COMPLIANCE CERTIFICATE........................     75

THE SEVENTH SCHEDULE MANDATORY COSTS RATE................................     76

THIS AGREEMENT is made on 1 September 1999

BETWEEN

(1)  DYCKERHOFF AKTIENGESELLSCHAFT (the "Original Borrower" and the
     "Guarantor");

(2)  LEVEL ACQUISITION CORP. (the "Additional Borrower");

(3) DEUTSCHE BANK AG and DRESDNER BANK AG in Wiesbaden as joint arrangers of the Facilities (the "Arrangers");

(4) DEUTSCHE BANK LUXEMBOURG S.A. and DRESDNER BANK AG in Wiesbaden as underwriters of the Facilities (the "Underwriters");

(5)  DRESDNER BANK LUXEMBOURG S.A. as agent for the Banks (the "Agent"); and

(6)  THE BANKS (as defined below).

IT IS AGREED as follows:

1.   DEFINITIONS AND INTERPRETATION

1.1  Definitions

     In this Agreement:

     "Acquisition" means the proposed acquisition through public takeover by the Original Borrower through the Purchaser of at least 50 per cent, plus one share of the issued shares of Lone Star and the subsequent merger of the Purchaser with Lone Star.

     "Acquisition Costs" means the purchase price for 100 per cent, of the shares, warrants and options of Lone Star and compensation payments to the remaining shareholders of Lone Star in connection with the merger of Lone Star with the Purchaser and other transaction costs in connection with the Acquisition in an aggregate amount not to exceed USD 1,300,000,000.

     "Acquisition Documents" means any sale and purchase agreement, the merger agreement and/or tender offer document entered into by the Purchaser in connection with the Acquisition.

     "Additional Borrower" means LEVEL Acquisition Corp.

     "Advance" means an advance made or to be made by the Banks hereunder.

     "Agent's Spot Rate of Exchange" means the spot rate of exchange quoted by the Agent at or about 11.00 a.m. on the third Business Day preceding the first day of the relevant Interest Period for the purchase of United States Dollars with Deutsche Mark.

     "Authorised Signatory" means, in relation to an Obligor, any person who is duly authorised (in such manner as may be reasonably acceptable to the Agent) and in respect of whom the Agent has received a certificate signed by a director or another Authorised Signatory of such Obligor setting out the name and signature of such person and confirming such person's authority to act.

     "Availability Period" means the period from and including the date hereof to and including the earlier of (a) 31 January 2000 or (b) the first Business Day on which the Available Commitments of each of the Banks is zero.

     "Available Commitment" means the aggregate of the Tranche A Commitment, the Tranche B Commitment and the Tranche C Commitment.

     "Available Facilities" means the aggregate of the Available Tranche A Facility, the Available Tranche B Facility and the Available Tranche C Facility.

     "Available Tranche A Commitment" means, in relation to a Bank at any time and save as otherwise provided herein, its Tranche A Commitment at such time less the aggregate of its share of the Tranche A Advances which are then outstanding provided that such amount shall not be less than zero.

     "Available Tranche B Commitment" means, in relation to a Bank at any time and save as otherwise provided herein, its Tranche B Commitment at such time less the aggregate of its share of the Tranche B Advances which are then outstanding provided that such amount shall not be less than zero.

     "Available Tranche C Commitment" means, in relation to a Bank at any time and save as otherwise provided herein, its Tranche C Commitment at such time less the aggregate of its share of the Tranche C Advances which are then outstanding provided that such amount shall not be less than zero.

     "Available Tranche A Facility" means, at any time, the aggregate amount of the Available Tranche A Commitments adjusted, in the case of any proposed drawdown, so as to take into account:

     (a) any reduction in the Tranche A Commitment of a Bank pursuant to the terms hereof; and

     (b) the amount of any Tranche A Advance which, pursuant to any other drawdown is to be made,

on or before the proposed drawdown date.

     "Available Tranche B Facility" means, at any time, the aggregate amount of the Available Tranche B Commitments adjusted, in the case of any proposed drawdown, so as to take into account:

     (a) any reduction in the Tranche B Commitment of a Bank pursuant to the terms hereof; and

     (b) the amount of any Tranche B Advance which, pursuant to any other drawdown is to be made,

on or before the proposed drawdown date.

     "Available Tranche C Facility" means, at any time, the aggregate amount of the Available Tranche C Commitments adjusted, in the case of any proposed drawdown, so as to take into account:

     (a) any reduction in the Tranche C Commitment of a Bank pursuant to the terms hereof; and

     (b) the amount of any Tranche C Advance which, pursuant to any other drawdown is to be made,

on or before the proposed drawdown date.

     "Bank" means any financial institution named in:
     (a)  the First Schedule (The Banks); or

     (b) which has become a party hereto in accordance with Clause 34.5 (Assignments by Banks) or Clause 34.6 (Transfers by Banks),

     and which has not ceased to be a party hereto in accordance with the terms hereof.

     "Borrowers" means the Original Borrower and the Additional Borrower.

     "Business Day" means a day (other than a Saturday or Sunday) on which banks generally are open for business as required in connection with the relevant transaction in Frankfurt, London and Luxembourg and, in relation to a date for the payment or purchase of any sum denominated in United States Dollars, a day on which banks generally are open for business in New York.

     "Code" means the United States Internal Revenue Code 1986 (as amended) and the regulations promulgated and rulings issued thereunder as in effect from time to time.

     "Commitment" means the aggregate of a Bank's Tranche A Commitment, Tranche B Commitment and Tranche C Commitment.

     "Compliance Certificate" means a certificate substantially in the form set out in the Sixth Schedule (Form of Compliance Certificate).

     "Computer System" means any computer hardware or software or any equipment operated by electronic means.

     "Due Diligence Reports" means:

     (i) any legal, financial, commercial, tax, market and environmental due diligence report prepared in connection with the Acquisition; and

     (ii) a legal opinion describing the contemplated merger prepared by the Borrowers' U.S. legal counsel,

     each in form and substance satisfactory to the Arrangers and addressed to or with reliance letters in favour of the Arrangers and the Agent on behalf of themselves and the Banks from time to time.

     "EBIT" means, in respect of any Relevant Period, the consolidated net income of the Group members before:

     (a)  any income or expense on account of taxation;

     (b) any interest, commission, discounts or other fees incurred or payable, received or receivable by any Group member in respect of Financial Indebtedness; and

     (c)  any items treated as exceptional or extraordinary items.

     "Employee Plan" means an "employee benefit plan" as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, which is maintained for, or under which contributions are made on behalf of, employees of any Obligor or an ERISA Affiliate.

     "Encumbrance" means (a) a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person, (b) any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person or (c) any other type of preferential arrangement (including any title transfer and retention arrangement) having a similar effect.

     "Environmental Claim" means any claim, proceedings or investigation by any person pursuant to any Environmental Law.

     "Environmental Law" means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

     "Environmental Permits" means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

     "ERISA" shall mean, at any date, the US Employee Retirement Income Security Act of 1974 (as amended) and the regulations promulgated and rulings issued thereunder, all as the same shall be in effect at such date.

     "ERISA Affiliate" shall mean any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code who is a member of the Group, or under common control with any Obligor, within the meaning of Section 414(b) or (c) of the Code.

     "ERISA Event" shall mean:

     (h) (1) any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a reportable event for the purposes of this paragraph (1) regardless of the issuance of any waivers in accordance with Section 412(d) of the Code) or (2) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) or any waiver under subsection (4) of such Section) are met with respect to a contributing sponsor, as defined in
          Section 4001(a)(13) of ERISA, of an Employee Plan and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Employee Plan within the following 30 days;

     (i) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041(c) of ERISA;

     (j) the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

     (k) the failure to make a required contribution to any Employee Plan that would result in the imposition of an Encumbrance under Section 412 of the Code or Section 302 of ERISA; and

     an engagement in a non-exempt prohibited transaction within the meaning of
     Section 4795 of the Code or Section 406 of ERISA which could be reasonably likely to have a Material Adverse Effect.

     "Escrow Account" means the interest bearing account held in Luxembourg with the Agent and identified in a letter between the Original Borrower and the Agent as the Escrow Account which is pledged to the Agent and the Banks to secure amounts due under the Finance Documents and from which no withdrawals may be made by any Group member without the written consent of the Agent.

     "Event of Default" means any circumstance described as such in Clause 23 (Events of Default).

     "Facilities" means the term loan facilities granted to the Borrowers under this Agreement.

     "Facility Office" means, in relation to the Agent or any Bank, the office identified with its signature below (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) or such other office as it may reasonably select by notice from time to time.

     "Finance Documents" means this Agreement and the fee letter referred to in Clauses 25.2 (Arrangement Fee) and 25.3 (Agency Fee).

     "Finance Parties" means the Agent, the Arrangers, the Underwriters and the Banks.

     "Financial Indebtedness" means any indebtedness for or in respect of:

     (a)  any indebtedness for monies borrowed or debit balances at banks;

     (b) any indebtedness (actual or contingent) under a guarantee, bond, security indemnity or other commitment designed to assure any creditor against any loss in respect of any financial indebtedness of any third party;

     (c)  any indebtedness under any acceptance credit;

     (d) any indebtedness under any debenture, note, bond, bill of exchange or commercial paper instrument;

     (e) any indebtedness for monies owing in respect of any interest rate swap or cross-currency swap or forward sale or purchase contract or other form of interest or currency hedging transaction (and the amount of the Financial Indebtedness in relation to any such transaction shall be calculated by reference to the mark to market valuation of such transaction at the relevant time);

     (f)  receivables sold or discounted (other than on a non-recourse basis);

     (g) any other payment obligation under any lease entered into for the purpose of obtaining or raising finance; and

     (h) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing.

     "Financial Projections" means the management forecasts for each financial year and the following four years prepared on a consolidated basis for the Group and comprising income statement, balance sheet and cash flow forecasts in a form satisfactory to the Agent.

     "Group" means the Original Borrower and its subsidiaries from time to time.

     "Holding Account" means the interest bearing account held in Luxembourg with the Agent and identified in a letter between the Original Borrower and the Agent as the Holding Account which is pledged to the Agent and the Banks to secure amounts due under the Finance Documents and from which no withdrawals may be made by any Group member without the written consent of the Agent.

     "Information Memorandum" means the document concerning the Group, which at its request and on its behalf, will be prepared in relation to this transaction and will be distributed by the Arrangers to selected banks wishing to become a Bank during Syndication.

     "Initial Financial Projections" means the management forecasts provided pursuant to The Third Schedule (Conditions Precedent) for the financial years 1999-2003 prepared on a consolidated basis for the Group and for Lone Star and comprising income statement, balance sheet and cash flow forecasts in a form satisfactory to the Arrangers.

     "International Accounting Standards" means the international accounting standards as from time to time promulgated by the International Accounting Standards Committee.

     "Interest Period" means, save as otherwise provided herein:

     (a)  any of those periods mentioned in Clause 6.1 (Interest Periods); and

     (b)  in relation to an Unpaid Sum, any of those periods mentioned in Clause
          27.1 (Default Interest Periods).

     "LIBOR" means the London Interbank Offered Rate and will be determined by reference to the Telerate pages 3740 or 3750, as appropriate, or if not available, the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest 4 decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the London interbank market deposits in United States Dollars for the specified period at or about 11.00 a.m., London time, on the Quotation Date.

     "Loan" means the Tranche A Loan, the Tranche B Loan and the Tranche C Loan.

     "Lone Star" means Lone Star Industries, Inc., Stamford, Connecticut, U.S.A.

     "Majority Banks" means:

     (a) whilst no Advances are outstanding, a Bank or Banks whose Commitments amount (or, if each Bank's Commitment has been reduced to zero, did immediately before such reduction to zero, amount) in aggregate to at least sixty-six and two thirds per cent. of the Total Commitments; and

     (b) whilst at least one Advance is outstanding, a Bank or Banks to whom in aggregate at least sixty-six and two thirds per cent. of the Loan is (or immediately prior to its repayment was then) owed.

     "Mandatory Cost Rate" means in relation to any Advance the percentage rate per annum determined by the Agent as the weighted average of:

     (a) the percentage rate per annum determined by the Agent in accordance with the Seventh Schedule (Mandatory Costs) in relation to that part of the Advance which is being or is to be provided by any Bank with a Facility Office in the United Kingdom; and

     (b) (in relation to the remaining part of the Advance) the percentage rate per annum notified to the Agent by any Bank which is required to comply with the regulations of the European Central Bank or the European System of Central Banks as being the cost, expressed as a percentage rate per annum, incurred by such Bank in making, maintaining or funding its respective share of the Advance as a result of compliance with any applicable reserve cost-requirements imposed by the European Central Bank or the European System of Central Banks (as currently set out in ECB Regulations EC/2818/98 and EC/2819/98) provided that if a Bank (which does not fall under (a) above) does not notify such percentage rate to the Agent until close of business on the Business Day prior to the Quotation Date such cost to such Bank shall be deemed to be zero.

     "Margin" means:

     (a)  0.65 per cent. per annum; or

     (b) if the total amount of the Loan and Available Commitments is less than or equal to USD 1,000,000,000 but greater than USD 750,000,000, 0.5 per cent. per annum;

     (c) if the total amount of the Loan and Available Commitments is less than or equal to USD 750,000,000 but greater than USD 500,000,000, 0.45 per cent. per annum;

     (d) if the total amount of the Loan and Available Commitments is less than or equal to USD 500,000,000 but greater than USD 300,000,000, 0.40 per cent. per annum; or

     (e) if the total amount of the Loan and Available Commitments is less than or equal to USD 300,000,000, 0.375 per cent. per annum.

     with any reduction in the Margin becoming effective immediately upon the relevant reduction in the total amount of the Loan and Available Commitment.

     "Material Adverse Effect" means a material adverse effect on (a) the ability of any Obligor to fulfil or perform its obligations under the Finance Documents; or (b) the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party hereunder.

     "Notice of Drawdown" means a notice substantially in the form set out in the Fourth Schedule (Notice of Drawdown).

     "Obligors" means the Borrowers and the Guarantor.

     "Original USD Amount" means, in relation to an Advance, the amount thereof requested in the Notice of Drawdown relating thereto.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

     "Participating Member State" means any member state which has adopted the Euro as its lawful currency at the relevant time.

     "Permitted Disposals" means:

     (a) disposals of assets by a Group member which do not represent a substantial part of the Original Borrower's consolidated assets provided such disposals are on arm's length terms and at fair market value;

     (b) disposals by a Group member in the ordinary course of business on arm's length terms and at fair market value;

     (c) disposals (irrespective whether against cash or in kind contribution or against any other consideration) between members of the Group provided that such disposal is on arm's length terms and at fair market value.

     (d) any disposal made with the prior consent of the Agent acting on the instruction of the Majority Banks; and

     (e) any disposal of shares in Lone Star or in another entity holding, directly or indirectly, Lone Star shares provided that such disposal is on arms length terms and at fair market value.

     "Permitted Encumbrance" means:

     (a) any Encumbrance which has been disclosed as specified in the Fifth Schedule (Existing Encumbrances) prior to the date of signing of this Agreement and which secures only indebtedness outstanding at the date hereof;

     (b) any Encumbrance arising solely by operation of law in the ordinary course of business and not due to a default;

     (c) any Encumbrance existing at the time of an asset's acquisition not created in contemplation of such acquisition and not exceeding the fair market value of the acquired asset provided that within six (6) months after its creation such Encumbrance ceases to exist or is released and the amount secured does not exceed DEM 75,000,000;

     (d) any Encumbrance arising in connection with a title transfer or retention of title arrangement entered into in the normal course of its trading activities and on customary terms;

     (e) any Encumbrance created in relation to the netting of bank account balances in the normal course of banking arrangements, including general banking conditions, and under hedging arrangements; and

     (f) any other Encumbrance securing Financial Indebtedness which in aggregate does not exceed DEM 75,000,000.

     "Potential Event of Default" means any event which would constitute (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof (all as provided for herein)) an Event of Default.

     "Principal Group Member" means each of the Obligors and any subsidiary of the Original Borrower, from time to time which has:

     (a) net revenues representing 1 per cent, or more of the total consolidated net revenues of the Group; or

     (b) total assets representing 1 per cent, or more of the total consolidated assets of the Group; or

     (c)   EBIT representing 1 per cent, or more of the EBIT of the Group.

     Compliance with the conditions set out in paragraphs (a) or (b) shall be determined by reference to the latest audited financial statements of such subsidiary (consolidated in the case of a subsidiary which itself has subsidiaries) and the latest audited consolidated financial statements of the Group provided that:

     (i) if a subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, such financial statements shall be adjusted in order to take into account the acquisition of such subsidiary as soon as practicable after the date of such acquisition (after the elapse of the next quarter) (such adjustment being certified by the Group's auditors as representing an accurate reflection of the revised net sales and total assets and EBIT at the next date consolidated annual accounts are prepared);

     (ii) if, in the case of any subsidiary which itself has subsidiaries, no consolidated financial statements are prepared and audited, its net sales and total assets shall be determined on the basis of pro forma consolidated financial statements of the relevant subsidiary and its subsidiaries, prepared for this purpose by the auditors of the Borrower or the auditors for the time being of the relevant subsidiary as soon as practicable after the date of the preparation of the unconsolidated accounts of such subsidiary; and

     (iii) if any intra-group transfer or re-organisation takes place, the audited financial statements of the Group and of all relevant subsidiaries shall be adjusted by the Group's auditors in order to take into account such intra-group transfer or reorganisation.

     A report by the auditors of the Borrower that a subsidiary is or is not a Principal Subsidiary shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

     "Proportion" means, in relation to a Bank:

     (a) whilst no Advances are outstanding, the proportion borne by its Commitment to the Total Commitments (or, if the Total Commitments are then zero, by its

           Commitment to the Total Commitments immediately prior to their reduction to zero); or

     (b) whilst at least one Advance is outstanding, the proportion borne by its share of the Loan owed.

     "Purchaser" means the Additional Borrower.

     "Quotation Date" means, in relation to any period for which an interest rate is to be determined hereunder, the Business Day which is two Business Days before the first day of such period or such other day on which quotations would ordinarily be given by prime banks in the relevant interbank market for deposits in the relevant currency, provided that if, for any such period, quotations would ordinarily be given on more than one date or another day, the Quotation Date for that period shall be the last of those dates.

     "Reference Banks" means, prior to the Syndication Date, Deutsche Bank Luxembourg S.A. and Dresdner Bank Luxembourg S.A. and after the Syndication Date, Dresdner Bank Luxembourg S.A., Deutsche Bank Luxembourg S.A. and any two other banks as may be appointed as such by the Agent after due consultation with the Guarantor.

     "Reference Financial Statements" means the financial statements delivered by the Original Borrower for the financial year of the Group ending 31 December 1998.

     "Relevant Period" means each period of twelve (12) months ending on the last day of each financial quarter of the Borrower's financial year.

     "Repayment Date" means the Tranche A Termination Date, Tranche B Termination Date or a Tranche C Repayment Date.

     "Repeated Representations" means each of the representations set out in Clause 19.1 (Status) to Clause 19.24 (Acquisition).

     "Rolling Basis" means the calculation of a ratio or an amount made at the end of a financial quarter in respect of that financial quarter and each of the preceding three (3) financial quarters falling on or after 31 March 2000.

     "Shareholder Loans" means any loan made by the Original Borrower or any member of the Group to the Additional Borrower.

     "Subsequent Participant" means a Participating Member State that adopts the Euro as its lawful currency after 1 January 1999.

     "Syndication" means the process of the Arrangers inviting banks and other persons to participate in the Facilities at such times and places as the Arrangers may reasonably select such process to be completed as of the Syndication Date.

     "Syndication Date" means the day specified by the Arrangers as the day on which Syndication is to be completed.

     "Total Commitments" means, at any time, the aggregate of the Banks' Commitments.

     "Tranche A Advance" means an Advance made or to be made by the Banks under the Tranche A Facility.

     "Tranche A Commitment" means, in relation to a Bank at any time and save as otherwise provided herein, the amount set out opposite its name under the heading "Tranche A Commitment" in the First Schedule (The Banks).

     "Tranche A Loan" means, at any time, the aggregate principal amount of the Tranche A Advances outstanding at such time.

     "Tranche A Termination Date" means 22 August 2000 and, if such day is not a Business Day, the immediately preceding Business Day.

     "Tranche B Advance" means an Advance made or to be made by the Banks under the Tranche B Facility.

     "Tranche B Commitment" means, in relation to a Bank at any time and save as otherwise provided herein, the amount set out opposite its name under the heading "Tranche B Commitment" in the First Schedule (The Banks).

     "Tranche B Loan" means, at any time, the aggregate principal amount of the Tranche B Advances outstanding at such time.

     "Tranche B Termination Date" means 28 February 2001 and, if such day is not a Business Day, the immediately preceding Business Day.

     "Tranche C Advance" means an Advance made or to be made by the Banks under the Tranche C Facility.

     "Tranche C Commitment" means, in relation to a Bank at any time and save as otherwise provided herein, the amount set out opposite its name under the heading "Tranche C Commitment" in the First Schedule (The Banks).

     "Tranche C Loan" means, at any time, the aggregate principal amount of the Tranche C Advances outstanding at such time.

     "Tranche C Repayment Date" has the meaning given to it in Clause 12 (Repayment of the Tranche C Facility).

     "Tranche C Termination Date" means 31 August 2004 and, if such day is not a Business Day, the immediately preceding Business Day.

     "Transfer Certificate" means a certificate substantially in the form set out in the Second Schedule (Form of Transfer Certificate) or the standard form from time to time of the Loan Market Association ("LMA") signed by a Bank and a Transferee under which:

     (a) such Bank seeks to procure the transfer to such Transferee of all or a part of such Bank's rights, benefits and obligations hereunder upon and subject to the terms and conditions set out in Clause 34.2 (Assignments and Transfers by Banks); and

     (b) such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as contemplated in Clause 0 (Transfers by Banks).

     "Transfer Date" means, in relation to any Transfer Certificate, the date for the making of the transfer as specified in such Transfer Certificate.

     "Transferee" means a person to which a Bank seeks to transfer by transfer and assumption all or part of such Bank's rights, benefits and obligations hereunder.

     "Unpaid Sum" means the unpaid balance of any of the sums referred to in Clause 27.1 (Default Interest Periods).

     "Year 2000 Compliant" means, in relation to any Computer System, that any reference to or use of data before, on or after 31 December 1999 in the operation of that Computer System will not have an adverse effect on the use of that Computer System.

1.2  Interpretation
     Any reference in this Agreement to:

     the "Agent", the "Arrangers" or any "Bank" shall be construed so as to include its and any subsequent successors and permitted transferees in accordance with their respective interests;

     "continuing", in relation to an Event of Default, shall be construed as a reference to an Event of Default which has not been waived in accordance with the terms hereof and, in relation to a Potential Event of Default, one which has not been remedied within the relevant grace period or waived in accordance with the terms hereof;

     "control" of a body corporate means:

     (i)   the power to:

           (a) cast or control the casting of more than one-half of the maximum number of votes that might be cast at a general meeting of the body corporate; or

           (b) appoint or remove all, or the majority, of the directors of the body corporate (and the relevant person or persons shall be deemed to have power to make such an appointment if;

                (1) an individual cannot be appointed as a director of the body corporate without the exercise by the relevant person or persons of such power in the individual's favour; or

               (2) an individual's appointment as a director of the body corporate follows necessarily from the individual being a director or other officer of any of the relevant person or persons); or

          (c) to give directions with respect to the operating and financial policies of the body corporate which the directors of the body corporate are obliged to comply with; or

     (ii) the holding of more than one-half of the issued share capital of the body corporate (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

     a "holding company" of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

     "indebtedness" shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent (including contingent obligations by reason of any guarantee or other assumption of liability for obligations of third parties);

     a "law" shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

     a "member state" shall be construed as a reference to a member state of the European Union;

     a "month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that:

     (a) if any such numerically corresponding day is not a Business Day, such period shall end on the immediately succeeding Business Day to occur in that next succeeding calendar month or, if none, on the immediately preceding Business Day; and

     (b) if there is no numerically corresponding day in that next succeeding calendar month, that period shall end on the last Business Day in that next succeeding calendar month

     (and references to "months" shall be construed accordingly);

     a "person" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

               the "relevant interbank market" is a reference to the London interbank market.

               the "relevant interbank rate" is a reference to LIBOR.

     "repay" (or any derivative form thereof) shall, subject to any contrary indication, be construed to include "prepay" (or, as the case may be, the corresponding derivative form thereof);

     a "subsidiary" of a company or corporation or partnership shall be construed as a reference to any company or corporation or partnership:

     (a) which is controlled, directly or indirectly, by the first-mentioned company or corporation;

     (b) more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

     (c) which is a subsidiary of another subsidiary of the first-mentioned company or corporation;

     a "successor" shall be construed so as to include an assignee (other than an assignment pursuant to Clause 0 (Assignments and Transfers by Banks) or successor in title of such party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such party under this Agreement or to which, under such laws, such rights and obligations have been transferred;

     "tax" shall be construed so as to include any tax which shall include corporation tax and advance corporation tax) levy, impost, duty or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

     "VAT" shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time;

     a "wholly-owned subsidiary" of a company or corporation shall be construed as a reference to any company or corporation which has no other members except that other company or corporation and that other company's or corporation's wholly-owned subsidiaries or persons acting on behalf of that other company or corporation or its wholly-owned subsidiaries; and

     the "winding-up", "dissolution" or "administration" of a company or corporation or partnership shall be construed so as to include any equivalent or analogous proceedings under the laws of the jurisdiction in which such company or corporation or partnership is incorporated or any jurisdiction in which such company or corporation or partnership carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors, provided that the following shall not be construed as a "winding-up", "dissolution" or "administration" for the purposes of this Agreement:

     (i) a consolidation, amalgamation, merger or reconstruction, the terms of which have previously been approved by the Agent acting on the instructions of the Majority Banks; or

     (ii) a voluntary solvent winding-up or dissolution in connection with the transfer of all or the major part of the assets or shares of a member of the Group to another member of the Group.

1.3  Currency Symbol
     "United States Dollars" and "USD" denotes the lawful currency of the United States of America.

1.4  Agreements and Statutes
     Any reference in this Agreement to:

     1.4.1 this Agreement or any other agreement or document shall be construed as a reference to this Agreement, or as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

     1.4.2 a statute or treaty shall be construed as a reference to such statute or treaty as the same may have been, or may from time to time be, amended or, in the case of a statute, re-enacted.

1.5  Headings
     Clause and Schedule headings are for ease of reference only.

1.6  Time
     Any reference in this Agreement to a time of day shall, unless a contrary indication appears, be a reference to Frankfurt time.

2.   THE FACILITIES

2.1  Grant of the Facilities
     The Banks grant to the Borrowers, upon the terms and subject to the conditions hereof:

     2.1.1 a term loan facility (the "Tranche A Facility") in an aggregate amount of USD 800,000,000 (United States Dollar eight hundred million);

     2.1.2 a term loan facility (the "Tranche B Facility") in an aggregate amount of USD 200,000,000 (United States Dollar two hundred million); and

     2.1.3 a term loan facility (the "Tranche C Facility") in an aggregate amount of USD 300,000,000 (United States Dollar three hundred million).

2.2  Purpose and Application
     The Facilities will be used to finance the Acquisition and to pay the Acquisition Costs as well as to finance directly and/or indirectly capital increases in the Purchaser for the purposes of accomplishing the Acquisition.

2.3  Lower Acquisition Price
     In the event that the Acquisition Costs are less than USD 1,300,000,000 (United States Dollar one billion three hundred million) then the Total Commitments shall be reduced rateably to the actual amount of the Acquisition Costs and each Bank's Commitment shall be reduced by a pro rata amount of such reduction.

2.4  Not All Money Applied to Acquisition
     In the event that any relevant Borrower fails to apply any portion of any Advance toward payment of the Acquisition Costs, it shall credit immediately the portion of such Advance not so applied to the Escrow Account. Any amount so deposited may be withdrawn only with the written consent of the Agent and shall be used only for prepayment of the Loan pursuant to Clause 0 (Mandatory Prepayment) or for payment of the Acquisition Costs.

2.5  Conditions Precedent
     Save as the Banks may otherwise agree, the relevant Borrower may not deliver any Notice of Drawdown unless the Agent has confirmed to such Borrower and the Banks that it has received all of the documents and other evidence listed in the Third Schedule (Conditions Precedent) as appropriate and that each is, in form and substance, satisfactory to the Agent.

2.6  Original Borrower's Approval
     The Arrangers are aware of the fact that the Original Borrower needs the approval of its supervisory board (Aufsichsrat) to enter into this Agreement.

2.7  Banks' Obligations Several
     The obligations of each Bank are several and the failure by a Bank to perform its obligations hereunder shall not affect the obligations of an Obligor towards any other party hereto nor shall any other party be liable for the failure by such Bank to perform its obligations hereunder.

2.8  Banks' Rights Several
     The rights of each Bank are several and any debt arising hereunder at any time from an Obligor to any of the other parties hereto shall be a separate and independent debt. Each such party shall be entitled to protect and enforce its individual rights arising out of this Agreement independently of any other party (so that it shall not be necessary for any party hereto to be joined as an additional party in any proceedings for this purpose).

2.9  Additional Borrower's Agent
     The Additional Borrower appoints the Original Borrower as its agent for all purposes of or connected with the Facility Documents. The Finance Parties may rely in good faith upon any document signed by or on behalf of the Original Borrower as if it had been signed by the Additional Borrower.

3.   UTILISATION OF THE TRANCHE A FACILITY

3.1  Drawdown Conditions for Tranche A Advances
     A Tranche A Advance will be made by the Banks to the Additional Borrower if:

     3.1.1 not less than three (3) Business Days before the proposed date for the making of such Tranche A Advance, the Agent has received a completed Notice of Drawdown;

     3.1.2 the proposed date for the making of such Tranche A Advance is a Business Day within the Availability Period;

     3.1.3 the proposed date for the making of such Tranche A Advance is not less than five (5) Business Days after the date upon which the previous Tranche A Advance (if any) was made;

     3.1.4 the proposed Original USD Amount of such Tranche A Advance is (a)
           (if less than the Available Tranche A Facility) in an amount not less than USD 15,000,000 and in integral multiples of USD 5,000,000 or (b) equal to the amount of the Available Tranche A Facility;

     3.1.5 there would not, immediately after the making of such Tranche A Advance, be more than ten (10) Tranche A Advances outstanding;

     3.1.6 the interest rate applicable to such Tranche A Advance during its first Interest Period would not fall to be determined pursuant to Clause 8.1 (Market Disruption);

     3.1.7 pro rata amounts of the Tranche B Facility and the Tranche C Facility will also be drawn on the same day by any Borrower; and

     3.1.8 on and as of the proposed date for the making of such Tranche A Advance (a) no Event of Default or Potential Event of Default is continuing and (b) the Repeated Representations are true in all material respects.

3.2  Each Bank's Participation in Tranche A Advances
     Each Bank will participate through its Facility Office in each Tranche A Advance made pursuant to Clause 3.1 (Drawdown Conditions for Tranche A Advances) in the proportion borne by its Available Tranche A Commitment to the Available Tranche A Facility immediately prior to the making of that Tranche A Advance.

3.3  Reduction of Available Tranche A Commitment
     If a Bank's Available Tranche A Commitment is reduced in accordance with the terms hereof after the Agent has received the Notice of Drawdown for a Tranche A Advance and such reduction was not taken into account in the Available Tranche A Facility, then both the Original USD Amount and the amount of that Tranche A Advance shall be reduced accordingly.

4.   UTILISATION OF THE TRANCHE B FACILITY

4.1  Drawdown Conditions for Tranche B Advances
     A Tranche B Advance will be made by the Banks to the Original Borrower if:

     4.1.1 not less than three (3) Business Days before the proposed date for the making of such Tranche B Advance, the Agent has received a completed Notice of Drawdown;

     4.1.2 the proposed date for the making of such Tranche B Advance is a Business Day within the Availability Period;

     4.1.3 the proposed date for the making of such Tranche B Advance is not less than five (5) Business Days after the date upon which the previous Tranche B Advance (if any) was made;

     4.1.4 the proposed Original USD Amount of such Tranche B Advance is (a)
           (if less than the Available Tranche B Facility) in an amount not less than USD 15,000,000 and in integral multiples of USD 5,000,000 or (b) equal to the amount of the Available Tranche B Facility;

     4.1.5 there would not, immediately after the making of such Tranche B Advance, be more than ten (10) Tranche B Advances outstanding;

     4.1.6 the interest rate applicable to such Tranche B Advance during its first Interest Period would not fall to be determined pursuant to Clause 8.1 (Market Disruption);

     4.1.7 pro rata amounts of the Tranche A Facility and the Tranche C Facility will also be drawn on the same day by any Borrower; and

     4.1.8 on and as of the proposed date for the making of such Tranche B Advance (a) no Event of Default or Potential Event of Default is continuing and (b) the Repeated Representations are true in all material respects.

4.2  Each Bank's Participation in Tranche B Advances
     Each Bank will participate through its Facility Office in each Tranche B Advance made pursuant to Clause 4.1 (Drawdown Conditions for Tranche B Advances) in the proportion borne by its Available Tranche B Commitment to the Available Tranche B Facility immediately prior to the making of that Tranche B Advance.

4.3  Reduction of Available Tranche B Commitment
     If a Bank's Available Tranche B Commitment is reduced in accordance with the terms hereof after the Agent has received the Notice of Drawdown for a Tranche B Advance and such reduction was not taken into account in the Available Tranche B Facility, then both the Original USD Amount and the amount of that Tranche B Advance shall be reduced accordingly.

5.   UTILISATION OF THE TRANCHE C FACILITY

5.1  Drawdown Conditions for Tranche C Advances
     A Tranche C Advance will be made by the Banks to a Borrower if:

     5.1.1 not less than three (3) Business Days before the proposed date for the making of such Tranche C Advance, the Agent has received a completed Notice of Drawdown;

     5.1.2 the proposed date for the making of such Tranche C Advance is a Business Day within the Availability Period;

     5.1.3 the proposed date for the making of such Tranche C Advance is not less than five (5) Business Days after the date upon which the previous Tranche C Advance (if any) was made;

     5.1.4 the proposed Original USD Amount of such Tranche C Advance is (a)
           (if less than the Available Tranche C Facility) in an amount not less than USD 15,000,000 and in integral multiples of USD 5,000,000 or (b) equal to the amount of the Available Tranche C Facility provided that the Additional Borrower shall at no time have ever drawn more than 62.5% of the Tranche C Facility and the Original Borrower shall at no time have ever drawn more than 37.5% of the Tranche C Facility;

     5.1.5 there would not, immediately after the making of such Tranche C Advance, be more than ten (10) Tranche C Advances outstanding;

     5.1.6 the interest rate applicable to such Tranche C Advance during its first Interest Period would not fall to be determined pursuant to Clause 8.1 (Market Disruption);

     5.1.7 pro rata amounts of the Tranche A Facility and the Tranche B Facility will also be drawn on the same day by any Borrower; and

     5.1.8 on and as of the proposed date for the making of such Tranche C Advance (a) no Event of Default or Potential Event of Default is continuing and (b) the Repeated Representations are true in all material respects.

5.2  Each Bank's Participation in Tranche C Advances
     Each Bank will participate through its Facility Office in each Tranche C Advance made pursuant to Clause 5.1 (Drawdown Conditions for Tranche C Advances) in the proportion borne by its Available Tranche C Commitment to the Available Tranche C Facility immediately prior to the making of that Tranche C Advance.

5.3  Reduction of Available Tranche C Commitment

     If a Bank's Available Tranche C Commitment is reduced in accordance with the terms hereof after the Agent has received the Notice of Drawdown for a Tranche C Advance and such reduction was not taken into account in the Available Tranche C Facility, then both the Original USD Amount and the amount of that Tranche C Advance shall be reduced accordingly.

6.   INTEREST PERIODS

6.1  Interest Periods
     The period for which an Advance is outstanding shall be divided into successive periods each of which (other than the first, which shall begin on the day such Advance is made) shall start on the last day of the preceding such period.

6.2  Duration

     The duration of each Interest Period shall, save as otherwise provided herein, be one, two, three or six months (or such other customary period of not more than twelve months which the relevant Borrower and the Agent shall agree), in each case as the relevant Borrower may not later than 11:00 a.m. three (3) Business Days' beforehand select provided that:

     6.2.1 if the relevant Borrower fails to give such notice of its selection in relation to an Interest Period, the duration of that Interest Period shall, subject to sub-clauses 6.2.2 and 6.2.3, be one month;

     6.2.2 any Interest Period which begins during or at the same time as any other Interest Period and relates to an Advance from the same tranche shall end at the same time as that other Interest Period;

     6.2.3 any Interest Period which would otherwise end during the month preceding, or extend beyond, a Repayment Date shall be of such duration that it shall end on that Repayment Date; and

     6.2.4 prior to the Syndication Date, the duration of any Interest Period shall be not more than one month.

6.3  Consolidation of Advances
     The Agent may, at its discretion, direct that at the end of the Availability Period, any two or more Advances from the same tranche be consolidated into a single Advance so that at no time after the Availability Period shall there be more than three (3) Advances from the same tranche outstanding at any one time.

6.4  Division of Advances
     The relevant Borrower may, by delivery of notice to the Agent not later than 11:00 a.m. three (3) Business Days' beforehand, direct that any Advance shall, at the beginning of any Interest Period relating thereto, be divided into (and thereafter, save as otherwise provided herein, treated in all respects as) two or more Advances from the same tranche having such Original USD Amounts (in aggregate, equalling the amount of the Advance being so divided) as shall be specified by a Borrower in such notice provided that at no time shall there be not more than three (3) Advances from the same tranche outstanding at any one time.

7.   PAYMENT AND CALCULATION OF INTEREST

7.1  Payment of Interest
     On the last day of each Interest Period the relevant Borrower shall pay accrued interest on the Advance to which such Interest Period relates, and, in the case of an Interest Period of more than six months, the date six months after the first day of such Interest Period.

7.2  Calculation of Interest
     The rate of interest applicable to an Advance from time to time during an Interest Period relating thereto shall be the rate per annum which is the sum of:

     7.2.1 the Margin;

     7.2.2 the Mandatory Cost Rate if applicable; and

     7.2.3 the relevant interbank rate.

8.   MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

8.1  Market Disruption
     If, in relation to any Advance or Unpaid Sum:

     8.1.1 The Agent determines that at or about 11.00 a.m. on the Quotation Date for the relevant Interest Period in respect of such Advance or Unpaid Sum it is unable to access the relevant page or an interest rate for deposits of United States Dollars in the relevant interbank market does not appear on the relevant page (as appropriate, or such other page as may replace such page) and none or only one of the Reference Banks was offering to prime banks in the relevant interbank market deposits for the proposed duration of such Interest Period in the currency in which such Advance or Unpaid Sum is to be denominated; or

     8.1.2 before the close of business in the relevant interbank market on the Quotation Date for such Advance or Unpaid Sum the Agent has been notified by a Bank or each of a group of Banks to whom in aggregate thirty-five per cent. or more of such Advance if made would be owed (or such Unpaid Sum is owed) that the relevant interbank rate does not accurately reflect the cost of funding its participation in such Advance or Unpaid Sum, then the Agent shall notify the other parties hereto of such event and, notwithstanding anything to the contrary in this Agreement, Clause 8.2 (Substitute Interest and Interest Rate) shall apply to such Advance or Unpaid Sum. If sub-clauses 8.1.1 or 8.1.2 apply to a proposed Advance, such Advance shall not be made.

8.2  Substitute Interest Period and Interest Rate
     If either sub-clause 8.11 or 8.12 of Clause 8.1 (Market Disruption) applies to an Advance or an Unpaid Sum the rate of interest applicable to such Advance or Unpaid Sum during the relevant Interest Period or Term shall (subject to any agreement reached pursuant to Clause 8.3 (Alternative
     Rate)) be the rate per annum which is the sum of:

     8.2.1  the Margin; and

     8.2.2 the rate per annum determined by the Agent to be the weighted average (rounded to four decimal places) of the rates notified by each Bank to the Agent before the last day of such Interest Period to be that which expresses as a percentage rate per annum the cost to each Bank of funding from whatever reasonable sources it may select its portion of such Advance or Unpaid Sum during such Interest Period.

8.3  Alternative Rate
     If (a) either of those events mentioned in sub-clauses 0 and 0 of Clause
     8.1 (Market Disruption) occurs in relation to an Advance or Unpaid Sum or
     (b) by reason of circumstances affecting the relevant interbank market during any period of three consecutive Business Days the relevant interbank rate is not available for United States Dollars to prime banks in the relevant interbank market, then if the Agent or the relevant Borrower so requires, the Agent and the relevant Borrower shall enter into negotiations with a view to agreeing a substitute basis (i) for determining the rates of interest from time to time applicable to the Advances and Unpaid Sums and/or (ii) upon which the Advances and Unpaid Sums may be maintained thereafter and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto, provided that the Agent may not agree any such substitute basis without the prior consent of each Bank.


9.   NOTIFICATION

9.1  Advances and Interest Periods
     Not later than 11:00 a.m. three (3) Business Days before an Advance is to be made the Agent shall notify each Bank of the proposed amount of the relevant Advance, its proposed Interest Period and the aggregate principal amount of the relevant Advance allocated to such Bank pursuant to Clause
     3.2 (Each Bank's Participation in Tranche A Advances), Clause 4.2 (Each Bank's Participation in Tranche B Advances) or Clause 5.2 (Each Bank's Participation in Tranche C Advances).

9.2  Interest Rate Determination
     The Agent shall promptly notify the relevant Borrower and the Banks of each determination of the relevant interbank rate applicable to an Advance.

9.3  Changes to interbank rate, Interest Periods, or Interest Rates
     The Agent shall promptly notify the relevant Borrower and the Banks of (a) any change to the relevant interbank rate or (b) the proposed length of an Interest Period or an interest rate occasioned by the operation of Clause
     8.1 (Market Disruption).

10.  REPAYMENT OF THE TRANCHE A FACILITY

     The relevant Borrower shall repay each Tranche A Advance made to it in full on the Tranche A Termination Date.


11.  REPAYMENT OF THE TRANCHE B FACILITY

     The relevant Borrower shall repay each Tranche B Advance made to it in full on the Tranche B Termination Date.


12.  REPAYMENT OF THE TRANCHE C FACILITY

     Each date on which an instalment of the Tranche C Loan is to be repaid is herein referred to as "Tranche C Repayment Date". The relevant Borrower shall repay the Tranche C Loan in instalments in the amount representing the percentage of the Tranche C Loan as at the expiry of the Availability Period and on the Tranche C Repayment Dates set out in the table below:

     Tranche C Repayment Date      Percentage of Tranche C Loan

     31 August 2001                         10.0%
     28 February 2002                       12.5%
     30 August 2002                         12.5%
     28 February 2003                       15.0%
     29 August 2003                         15.0%
     27 February 2004                       17.5%
     31 August 2004                         17.5%
                                            -----
                                           100.0%

13.  CANCELLATION AND PREPAYMENT

13.1 Cancellation of the Loan

     13.1.1  Voluntary Cancellation
     The Original Borrower may, by giving to the Agent not less than ten (10) Business Days' prior notice to that effect, cancel the whole or any part (being an amount no less than USD 25,000,000 or equivalent and in integral multiples of USD 5,000,000) of the Available Facility without premium or penalty. Any such cancellation shall reduce the Available Commitment and the Commitment of each Bank rateably pro rata across the tranches.

     13.1.2  Automatic Cancellation
     The Available Facilities shall be automatically cancelled at 5:00 p.m. on the last day of the Availability Period.

13.2 Cancellation of a Bank's Commitment
     If:

     13.2.1 any sum payable to any Bank by an Obligor is required to be increased pursuant to Clause 0 (Tax Gross-up); or

     13.2.2 any Bank claims indemnification from the relevant Borrower under Clause 14.2 (Tax Indemnity) or Clause 16.1 (Increased Costs),

     the relevant Borrower may, whilst such circumstance continues, by not less than 30 Business Days' prior notice to the Agent (which notice shall be irrevocable), cancel such Bank's Commitment whereupon such Bank shall cease to be obliged to participate in Advances and its Commitment shall be reduced to zero.

13.3 Voluntary Prepayment
     Any Borrower with the consent of the Guarantor may without premium or penalty, if the Guarantor has given to the Agent not less than ten (10) Business Days' prior notice to that effect, prepay the whole of any Advance or any part of any Advance (being an amount such that the amount of such Advance will be reduced by an amount not less than USD 25,000,000 and in an integral multiple of USD 5,000,000). Any prepayment so made may give rise to amounts becoming due to the Banks from the relevant Borrower pursuant to Clause 27.4 (Break Costs) and shall satisfy pro tanto such Borrower's obligations under Clause 10 (Repayment of the Tranche A Facility), Clause 11 (Repayment of the Tranche B Facility) and Clause 12 (Repayment of the Tranche C Facility).

13.4 Mandatory Prepayment
     In the event that any member of the Group:

     13.4.1 disposes of any material asset of any Principal Group Member (in any single transaction or any series of transactions which the Agent reasonably determines to be the equivalent of a single transaction) unless the net proceeds (after tax) of such disposal are less than DEM 300,000,000 and such member of the Group reinvests the proceeds of such disposal in an equivalent asset within six (6) months of such disposal;

     13.4.2 receives purchase price reimbursement, proceeds from breach of warranty or other claims under the Acquisition Documents;

     13.4.3 sells the whole or substantially the whole business or assets of the Group;

     13.4.4 receives proceeds from any securities issued by any member of the Group into the capital or credit markets provided that the Tranche A Loan and Tranche B Loan have not been repaid in full; or

     13.4.5 has any amount standing to the credit of the Escrow Account after the end of the Availability Period:

     an amount corresponding to any net proceeds received in respect thereof must be deposited into the Holding Account and then must be applied to repayment of amounts outstanding under the Loan on the last day(s) of the then current Interest Period(s). In the case of any change of control of the Original Borrower, the Original Borrower shall immediately deposit into the Holding Account for prepayment the entire amount of the Loan outstanding. Any prepayment so made shall be applied to satisfying pro tanto such Borrower's obligations first under Clause 10 (Repayment of the Tranche A Facility), then under Clause 11 (Repayment of the Tranche B Facility) and then under Clause 12 (Repayment of the Tranche C Facility.

13.5 Application of Funds
     Amounts prepaid pursuant to Clause 13.3 (Voluntary Prepayment) and Clause
     13.4 (Mandatory Prepayment) shall be applied:

     13.5.1  first, in or toward repayment of the Tranche A Loan;

     13.5.2  secondly in or toward repayment of the Tranche B Loan; and

     13.5.3 thirdly, in or toward payment of the Tranche C Loan (beginning with the last Tranche C Repayment Date and moving forward to the first Tranche C Repayment Date).

     Any prepayment shall be applied pro rata against amounts outstanding in Deutsche Mark and United States Dollars as the relevant Borrower shall specify in its notice of prepayment.

13.6 Notice of Cancellation or Prepayment
     Any notice of cancellation or prepayment given by the relevant Borrower pursuant to Clause 13.1 (Cancellation of the Loan), Clause 13.3 (Voluntary Prepayment) or Clause 13.4 (Mandatory Prepayment) shall be irrevocable, shall preclude the amounts cancelled or prepaid from being re-drawn and shall specify the date upon which such cancellation or prepayment is to be made and the amount of such cancellation or prepayment.


14.  TAXES

14.1 Tax Gross-up
     All payments to be made by an Obligor to any Finance Party hereunder shall be made free and clear of and without deduction for or on account of tax unless such Obligor is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by such Obligor (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received if no such deduction or withholding had been made or required to be made.

     If any payments under this Agreement are or become subject to VAT, the VAT shall be borne by the relevant Obligor.

14.2 Tax Indemnity
     Without prejudice to Clause 14.1 (Tax Gross-up), if any Finance Party is required to make any payment of or on account of tax on or in relation to any sum received or receivable hereunder or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the relevant Obligor shall, upon demand of the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 14.2 shall not apply to:

     14.2.1 any tax imposed on and calculated by reference to the overall net income of such Finance Party by the jurisdiction in which such Finance Party is incorporated; or

     14.2.2 any tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party by the jurisdiction in which its Facility Office is located.

14.3 Claims by Banks
     A Bank intending to make a claim pursuant to Clause 14.2 (Tax Indemnity) shall notify the Agent of the event giving rise to the claim, whereupon the Agent shall notify the relevant Borrower and the Guarantor thereof.


15.  TAX RECEIPTS

15.1 Notification of Requirement to Deduct Tax
     If, at any time, an Obligor is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), such Obligor shall promptly notify the Agent.

15.2 Evidence of Payment of Tax
     If an Obligor makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent for each Bank, within thirty days after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of that Bank's share of such payment.

15.3 Tax Credit Payment
     If an additional payment is made under Clause 14 (Taxes) by an Obligor for the benefit of any Finance Party and such Finance Party, in its sole discretion, determines that it has obtained (and has derived full use and benefit from) a credit against, a relief or remission for, or repayment of, any tax, then, if and to the extent that such Finance Party, in its sole opinion, determines that:

     15.3.1 such credit, relief, remission or repayment is in respect of or calculated with reference to the additional payment made pursuant to Clause 14 (Taxes); and

     15.3.2 its tax affairs for its tax year in respect of which such credit, relief, remission or repayment was obtained have been finally settled, such Finance Party shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to such Obligor such amount as such Finance Party shall, in its sole opinion, determine to be the amount which will leave such Finance Party (after such payment) in no worse after-tax position than it would have been in if the additional payment in question had not been required to be made by such Obligor.

15.4 Tax Credit Clawback
     If any Finance Party makes any payment to an Obligor pursuant to Clause
     15.3 (Tax Credit Payment) and such Finance Party subsequently determines, in its reasonable opinion, that the credit, relief, remission or repayment in respect of which such payment was made was not available or has been withdrawn or that it was unable to use such credit, relief, remission or repayment in full, such Obligor shall reimburse such Finance Party such amount as such Finance Party determines, in its reasonable opinion, is necessary to place it in the same after-tax position as it would have been in if such credit, relief, remission or repayment had been obtained and fully used and retained by such Finance Party.

15.5 Tax and Other Affairs
     No provision of this Agreement shall interfere with the right of any Finance Party to arrange its tax or any other affairs in whatever manner it thinks fit, oblige any Finance Party to claim any credit, relief, remission or repayment in respect of any payment under Clause 14.1 (Tax Gross-up) in priority to any other credit, relief, remission or repayment available to it or oblige any Finance Party to disclose any information relating to its tax or other affairs or any computations in respect thereof.


16.  INCREASED COSTS

16.1 Increased Costs
     If, by reason of (a) any change in law or in its interpretation or administration and/or (b) compliance with any request or requirement relating to the maintenance of capital or any other request from or requirement of any central bank or other fiscal, monetary or other authority:

     16.1.1 a Bank or any holding company of such Bank is unable to obtain the rate of return on its capital which it would have been able to obtain but for such Bank's entering into or assuming or maintaining a commitment or performing its obligations under this Agreement;

     16.1.2 a Bank or any holding company of such Bank incurs a cost as a result of such Bank's entering into or assuming or maintaining a commitment or performing its obligations under this Agreement; or

     16.1.3 there is any increase in the cost to a Bank or any holding company of such Bank of funding or maintaining such Bank's share of the Advances or any Unpaid Sum, including any such circumstance which results from the introduction of, the changeover to or the operation of the Euro in any Participating Member State or Subsequent Participant, then the relevant Borrower shall, from time to time on demand of the Agent, promptly pay to the Agent for the account of that Bank amounts sufficient to indemnify that Bank or to enable that Bank to indemnify its holding company from and against, as the case may be, (i) such reduction in the rate of return of capital, (ii) such cost or (iii) such increased cost.

16.2 Increased Costs Claims
     A Bank intending to make a claim pursuant this Clause 16.1 (Increased Costs) shall notify the Agent of the event giving rise to such claim, whereupon the Agent shall notify without undue delay the relevant Borrower thereof setting forth such costs in reasonable detail.

16.3 Exclusions
     Notwithstanding the foregoing provisions of this Clause 16, no Bank shall be entitled to make any claim under this Clause 16 in respect of any cost, increased cost or liability compensated by Clause 14 (Taxes).


17.  ILLEGALITY

     If, at any time, it is or will become unlawful for a Bank to make, fund or allow to remain outstanding all or part of its share of the Advances, then that Bank shall, promptly after becoming aware of the same, deliver to the relevant Borrower through the Agent a notice to that effect and:

     17.1.1 such Bank shall not thereafter be obliged to participate in the making of any Advances and the amount of its Commitment shall be immediately reduced to zero; and

     17.1.2 if the Agent on behalf of such Bank so requires, the relevant Borrower shall and the Original Borrower shall procure that such Borrower shall on such date as the Agent shall have specified repay such Bank's share of any outstanding Advances together with accrued interest thereon and all other amounts owing to such Bank hereunder.


18.  MITIGATION

     If, in respect of any Bank, circumstances arise which would or would upon the giving of notice result in:

     18.1.1 an increase in any sum payable to it or for its account pursuant to Clause 14.1 (Tax Gross-up);

     18.1.2 a claim for indemnification pursuant to Clause 14.2 (Tax Indemnity) or Clause 16.1 (Increased Costs); or

     18.1.3 the reduction of its Available Commitment to zero or any repayment to be made by any Borrower pursuant to Clause 17 (Illegality)
     then, without in any way limiting, reducing or otherwise qualifying the rights of such Bank or the obligations of the Obligors under any of the Clauses referred to in sub-clauses 0, 0 and 0, such Bank shall promptly upon becoming aware of such circumstances notify the Agent thereof and, in consultation with the Agent and the relevant Borrower and to the extent that it can do so lawfully and without prejudice to its own position, take reasonable steps (including a change of location of its Facility Office or the transfer of its rights, benefits and obligations hereunder to another financial institution acceptable to the relevant Borrower and willing to participate in the Facility) to mitigate the effects of such circumstances, provided that such Bank shall be under no obligation to take any such action if, in the opinion of such Bank, to do so might have any adverse effect upon its business, operations or financial condition (other than any minor costs and expenses of an administrative nature).


19.  REPRESENTATIONS

     Each Obligor makes the representations and warranties set out in Clause
     19.1 (Status) to Clause 19.25 (Information Memorandum) on its own behalf and the Guarantor makes the representations and warranties on behalf of the members of the Group and acknowledges that the Finance Parties have entered into this Agreement in reliance on those representations and warranties provided that the representation set out in Clause 19.25 (Information Memorandum) shall be made by the Guarantor on the Syndication Date only.

19.1 Status
     Each Obligor is a corporation duly organised under the laws of its jurisdiction of incorporation.

19.2 Governing Law and Judgments
     In any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document, the choice of German law as the governing law of the Finance Documents and any judgment obtained in Germany will be recognised and enforced.

19.3 Binding Obligations
     The obligations expressed to be assumed by any of the Obligors in the Finance Documents are legal and valid obligations binding on it and enforceable against it in accordance with the terms thereof.

19.4 Execution of the Finance Documents
     The Obligors' execution of the Finance Documents and the Acquisition Documents to which they are a party and the exercise of their rights and their performance of their obligations thereunder (including, without limitation, borrowing thereunder and giving the guarantees contemplated hereunder) do not and will not:

     19.4.1 conflict with any agreement, mortgage, bond or other instrument to which any Obligor (with the exception of change of ownership clauses in existing documentation of Indebtedness) is a party or which is binding upon any Obligor or any of its assets;

     19.4.2  conflict with its constitutive documents; or

     19.4.3  conflict with any applicable law.

     Each Obligor has the power to enter into and perform its obligations under the Finance Documents and the Acquisition Documents to which it is a party and all corporate and other action required to authorise the execution and performance of the Finance Documents to which it is a party and the performance of its obligations thereunder has been duly taken subject to Clause 2.6 (Original Borrower's Approval).

19.5 No Winding-up
     No member of the Group has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any Obligor for its winding-up, dissolution or administration or for the enforcement of an Encumbrance over any of its revenues or assets or the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues.

19.6 Insolvency in Germany
     No German member of the Group is unable to pay its debts as they fall due (Zahlungsunfahigkeit), commences negotiations with any one or more of its creditors with a view to a general readjustment or rescheduling of its indebtedness of or, for any of the reasons set out in sections 17 - 19 of the German Insolvency Code (Insolvenzordnung), the Original borrower or any other German Principal Group Member files for insolvency (Antrag auf Eroffnung eines Insolvenzverfahrens) or the board of directors of the Original Borrower or any other German Principal Group Members is required by law to file for insolvency or the competent court takes any of the actions set out in section 21 of the Insolvenzordnung or the competent court institutes insolvency proceedings against the Original Borrower or any other German Principal Group Member (Eroffnung des Insolvenzverfahrens).

19.7 No Material Defaults
     No member of the Group is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which could have a Material Adverse Effect.

19.8 No Event of Default
     No Event of Default or Potential Event of Default has occurred and is continuing.

19.9 No Material Proceedings
     No action or administrative proceeding of or before any court, arbitrator or agency (including, but not limited to, investigative proceedings) which could have a Material Adverse Effect is pending or has been started or threatened against any Obligor or its assets.

19.10 Audited Financial Statements
      The Reference Financial Statements and the most recent audited consolidated, partially consolidated and unconsolidated financial statements of each Obligor:

     19.10.1 were prepared in accordance with accounting principles generally accepted in the Federal Republic of Germany (Grundsatze ordnungsgemaer Buchfuhrung) or in its respective jurisdiction of incorporation (as the case may be) and consistently applied and are consistent with accounting principles applied in the preparation of the Original Borrower's financial statements for the previous three financial years;

     19.10.2 disclose all liabilities (contingent or otherwise) and all unrealised or anticipated losses required to be disclosed by the accounting principles generally accepted in the relevant jurisdiction of incorporation;

     19.10.3 save as disclosed therein, give a true and fair view of the financial condition and operations of such Obligor or, as the case may be, the Group during the relevant financial year; and

     19.10.4 are the basis upon which the Initial Financial Projections were prepared.

19.11 No Material Adverse Change
      Since the date as at which the Reference Financial Statements were prepared, there has been no event or occurrence which could have a Material Adverse Effect on the Group taken as a whole.

19.12 Due Diligence Reports
      The Due Diligence Reports have been prepared after due and careful consideration and the Original Borrower having made all reasonable enquiries is not aware of any inaccuracy or omission as to any factual matter contained therein which could have a Material Adverse Effect.

19.13 ERISA
      No member of the Group nor any of its ERISA Affiliates are making or accruing an obligation to make contributions or has within any of the five calendar years immediately preceding the date of this Agreement made or accrued an obligation to make contributions to any Multiemployer Plan the withdrawal from which could have a Material Adverse Effect on Lone Star; each Employee Plan is in compliance in all material respects in form and operation with ERISA and the Code and all other applicable laws and regulations; each Employee Plan which is intended to be qualified under
      Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the knowledge of each member of the Group and its ERISA Affiliates, nothing has occurred since the date of such determination that would adversely affect such determination; the fair market value of the assets of each Employee Plan subject to Title IV of ERISA is at any determination date sufficient that the plan may be terminated in a standard termination under Section 4041(b) of ERISA; there are no material actions, suits or claims pending against an Employee Plan (other than routine claims for benefits) or to the knowledge of any member of the Group or any ERISA Affiliate, which could reasonably be expected to be asserted successfully against any Employee Plan; each member of the Group and its ERISA Affiliates has made all material contributions to or under each such Employee Plan required by law within the applicable time limits prescribed thereby, the terms of such Employee Plan, or any contract or agreement requiring contributions to an Employee Plan; no member of the Group nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Plan subject to Section 4064(a) of ERISA to which it made contributions; and no member of the Group nor any of the ERISA Affiliates has incurred or reasonably expects to incur any material liability to PBGC.

19.14 Validity and Admissibility in Evidence
      All acts, conditions and things required to be done, fulfilled and performed in order (a) to enable any Obligor lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents, (b) to ensure that the obligations expressed to be assumed by it in the Finance Documents are legal, valid, binding and enforceable and (c) to make the Finance Documents admissible in evidence in its jurisdiction of incorporation have been done, fulfilled and performed.

19.15 Claims Pari Passu
      Under the laws of any Obligor's jurisdiction of incorporation in force at the date hereof, the claims of the Finance Parties against it under the Finance Documents will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

19.16 No Filing or Stamp Taxes
      Under the laws of any Obligor's jurisdiction of incorporation in force at the date hereof, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents.

19.17 Encumbrances
      Save for Permitted Encumbrances, no Encumbrance exists over all or any of the present or future revenues or assets of any member of the Group. The execution of the Finance Documents and the exercise by any Obligor of its rights thereunder will not result in the existence or imposition of nor will oblige any Group member to create any Encumbrance (save for Permitted Encumbrances) in favour of any person over any of the present or future revenues and assets of any member of the Group.

19.18 No Deduction or Withholding
      Under the laws of any Obligor's jurisdiction of incorporation in force at the date hereof other than disclosed, it will not be required to make any deduction or withholding from any payment it may make hereunder.

19.19 Environmental Compliance
      To the best of its knowledge and belief, each member of the Group has duly performed and observed in all material respects all Environmental Laws, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so could have a Material Adverse Effect.

19.20 Environmental Claims
      No Environmental Claim has been commenced or (to the best of the Original Borrowers' knowledge and belief) is threatened against any member of the Group where such claim may, if determined against such member of the Group, have a Material Adverse Effect.

19.21 Ownership of the Additional Borrower
      The Original Borrower will maintain during the lifetime of the Facilities a majority stake within the meaning of Section 16 of the German Stock Corporation Act (Aktiengesetz - "AktG") in the Additional Borrower, unless it is to be disposed of in compliance with Clause 0 (No Disposals).

19.22 Year 2000 Compliant
      All material Computer Systems used by the Original Borrower, and the Original Borrower represents that all material Computer Systems used by any member of the Group, are Year 2000 Compliant or that reasonable steps have been taken to make them Year 2000 Compliant.

19.23 No Tax Claims
      Each member of the Group has duly and punctually paid and discharged all material taxes, assessments and governmental charges imposed upon it or its assets within the time period allowed therefor without imposing tax penalties or creating any Encumbrance with priority to the Banks which could have a Material Adverse Effect (save to the extent payment thereof is being contested in good faith by the relevant member of the Group and where payment thereof can be lawfully withheld and would not result in an Encumbrance).

19.24 Acquisition
      The Purchaser or relevant member of the Group has obtained, or shall have obtained when necessary, any consent, licenses and other approval or authorisation (including but not being limited to approval from all applicable cartel regulating authorities) and complied with any regulation reasonably necessary (including but not being limited to disclosure and filing requirements of the Securities and Exchange Commission in the United States) for the Acquisition and the execution of the Finance Documents and material for the conduct of the business of the Group as carried on at the date hereof, the terms and conditions of any such consent, license or other approval or authorisation have been complied with in all material respects and they have not been and, so far as it is aware, will not be revoked or otherwise terminated.

19.25  Information Memorandum
       The factual information contained in the Information Memorandum is true, complete and accurate in all material respects as at the date of the Information Memorandum, the financial projections contained therein have been prepared on the basis of recent historical information and on the basis of reasonable assumptions and, so far as the Original Borrower is aware (or should have been aware), nothing has occurred or been omitted that renders the information contained in the Information Memorandum untrue or misleading in any material respect. In the case of any projections or forecasts and assumptions on which such projections or forecasts are based (or will have been based), such projections or forecasts were arrived at by careful consideration and the Obligors are not aware of any material facts or circumstances that have not been disclosed to the Arrangers and which if disclosed would, or would reasonably be expected to, adversely affect the decision of a person considering whether or not to provide finance to the Borrowers.

19.26  Repetition of Representations
       The Repeated Representations shall be deemed to be repeated by the relevant Borrower and the Guarantor by reference to the facts and circumstances then existing on each date of drawdown and on the first day of each Interest Period.

20.    FINANCIAL INFORMATION

20.1   Annual Statements
       Beginning with statements for the year ending on 31 December 1999, each Obligor shall as soon as the same become available, but in any event within one hundred and fifty (150) days after the end of each of its financial years, deliver to the Agent in sufficient copies for the Banks its financial statements (or, in the case of the Original Borrower, its financial statements and the consolidated financial statements of the Group) for such financial year, audited by the Original Borrower's existing auditors or another internationally recognised firm of independent auditors reasonably acceptable to the Agent.

20.2   Quarterly Statements
       Beginning with statements for the quarter ending on 31 March 2000, the Original Borrower shall as soon as the same become available, but in any event within ninety (90) days after the end of each of its financial quarters, deliver to the Agent in sufficient copies for the Banks its unaudited consolidated financial statements.

20.3   Requirements as to Financial Statements
       Each Obligor shall ensure that each set of financial statements delivered by it pursuant to this Clause 20 is certified by an Authorised Signatory of such Obligor as giving a true and fair view of its financial condition (or, in the case of the consolidated financial statements of the Group, the financial condition of the Group as at the end of the period to which those financial statements relate and of the results of its (or, as the case may be, the Group's) operations during such period.

20.4   Auditor's Opinion

       Each Obligor shall ensure that each set of annual financial statements delivered by it pursuant to this Clause 20 is accompanied by an unqualified opinion of the relevant auditor.

20.5   Accounting Policies
       Each Obligor shall ensure that each set of financial statements delivered pursuant to this Clause 20 is prepared using accounting policies, practices, procedures and reference periods consistent with those applied in the preparation of the Reference Financial Statements unless, in relation to any such set of financial statements, the relevant Obligor, notifies the Agent that there have been one or more changes in any such accounting policies, practices, procedures or reference period and the auditors of such Obligor provide sufficient information, in such detail and format as may be reasonably required by the Agent, to enable the Banks to make an accurate comparison between the financial position indicated by those financial statements and the Reference Financial Statements, and any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Reference Financial Statements were prepared.

20.6   Shareholder Information
       The Obligors shall, as soon as reasonably practicable, after the same are supplied and made available, furnish the Agent with such general information as is required by law to be supplied or made available to all shareholders (in their capacity as such) of the relevant Obligor generally or any class thereof.

20.7   Financial Projections
       The Original Borrower shall thirty (30) days after the beginning of the financial year furnish the Agent Financial Projections of such year and the following four years.

20.8   Compliance Certificates
       The Original Borrower shall ensure that each set of financial statements delivered by it pursuant to Clause 20.1 (Annual Statements) and each set of financial statements delivered by it pursuant Clause 20.2 (Quarterly Statements) is accompanied by a Compliance Certificate signed by its auditors (in the case of a Compliance Certificate delivered with its annual financial statements) or by any Authorised Signatory of the Original Borrower (in the case of an Compliance Certificate delivered with its quarterly financial statements).

20.9   Other Information
       The Original Borrower shall provide any other information about the Group which the Agent or the Banks may reasonably require, including providing the Agent with any information or documents which may be required under Sections 13, 13(a) and 18 of the German Banking Act (Gesetz uber das Kreditwesen - "KWG") including information on environmental matters included in updated Due Diligence Reports.

21.    FINANCIAL CONDITION

       The Original Borrower shall ensure that the financial condition of the Group shall be such that:

21.1   Group's Net Debt/EBITDA-Ratio
       The Group's Net Debt/EBITDA ratio shall not be higher than:

       (a)    3.8:1 for any Relevant Period ending in the year 2000;

       (b)    3.5:1 for any Relevant Period ending in the year 2001; and

       (c)    3.0:1 for any Relevant Period ending thereafter

       provided that the Margin will increase for the last quarter of any Relevant Period by 0.1 per cent. if the Group's Net Debt/EBITDA ratio exceeds:

       (a)    3.5:1 for any Relevant Period ending in the year 2000;

       (b)    3.0:1 for any Relevant Period ending in the year 2001; and

       (c)    2.5:1 for any Relevant Period ending thereafter.

       provided further that no such increase will be incurred if the Margin has already been increased in accordance with Clause 21.2 (Group's Interest Cover).

       "Group's Net Debt" means at any time the aggregate amount of all obligations of the Group for or in respect of Financial Indebtedness but excluding any such obligation to any other member of the Group, adjusted to take account of the aggregate amount of freely available cash and cash equivalents held by any member of the Group (and so that no amount shall be included or excluded more than once).

       "EBITDA" means, for any Relevant Period, EBIT before any amount attributable to the amortisation of intangible assets and depreciation of tangible assets.

21.2   Group's Interest Cover
       The Group's EBITA/Consolidated Net Finance Charges ratio shall not be lower than:

       (a)    2.2:1 for any Relevant Period ending in the year 2000;

       (b)    2.2:1 for any Relevant Period ending in the year 2001; and

       (c)    2.5:1 for any Relevant Period ending thereafter

       provided that the Margin will increase for the last quarter of any Relevant Period by 0.1 per cent. if the Group's EBITA/Consolidated Net Finance Charges ratio falls below:

       (a)    2.75:1 for any Relevant Period ending in the year 2000;

       (b)    3.0:1 for any Relevant Period ending in the year 2001; and

       (c)    3.5:1 for any Relevant Period ending thereafter.

       "Consolidated Net Finance Charges" means, in respect of any Relevant Period, the aggregate amount of the interest (including the interest element of leasing and hire purchase payments and capitalised interest), commission, fees, discounts and other finance payments payable by any member of the Group (including any commission, fees, discounts and other finance payments payable by any member of the Group under any interest rate hedging arrangement but deducting any commission, fees, discounts and other finance payments receivable by any member of the Group under any interest rate hedging instrument) but deducting any other interest receivable by any member of the Group on any deposit or bank account.

       "EBITA" means, for any Relevant Period, EBIT before any amount attributable to the amortisation of intangible assets.

21.3   Consolidated Net Worth
       Consolidated Net Worth shall not at any time be lower than:

       (a) DEM 1,400,000,000 from the date hereof up to and including 29 June 2001; and

       (b)    DEM 1,700,000,000 thereafter.

       Consolidated Net Worth" means at any time the aggregate of the amounts paid up or credited as paid up on the issued share capital of the Original Borrower (other than any redeemable shares) and the aggregate amount of the reserves of the Group including:

       (a)    any amount credited to the share premium account;

       (b)    any capital redemption reserve fund; and

       (c) any balance standing to the credit of the consolidated profit and loss account of the Group,

       but deducting:

       (i) any debit balance on the consolidated profit and loss account of the Group;

       (ii) (to the extent included) any amount set aside for taxation, deferred taxation or bad debts;

       (iii) (to the extent included) any amounts arising from an upward revaluation of assets made at any time after 31 December 1999; and

       (iv) any dividend or distribution declared, recommended or made by any member of the Group to the extent payable to a person who is not a member of the Group and such distribution is not provided for in the most recent financial statements, and so that no amount shall be included or excluded more than once.

21.4   Financial Testing
       The financial covenants set out in this Clause 21 shall be tested as of the last day of the relevant Relevant Period on a Rolling Basis by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 20 (Financial Information), and the covenant contained in Clause
       21.3 (Consolidated Net Worth) shall be complied with at all times provided that up to and including the third quarter of 2000 the financial covenants set out in this Clause 21 shall be calculated on a pro forma basis as if Lone Star had been a member of the Group.

21.5   Accounting Terms
       All accounting expressions which are not otherwise defined herein shall be construed in accordance with International Accounting Standards.

22.    COVENANTS

22.1   Positive Covenants
       Each Obligor on its own behalf shall and the Original Borrower shall procure that each other member of the Group which is not an Obligor shall:

       22.1.1  Maintenance of Legal Validity
       Do all such things as are necessary to maintain its existence as a legal person and comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws of its jurisdiction of incorporation to enable it lawfully to enter into and perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of the Finance Documents and, on request of the Agent, supply copies (certified by any Director of the relevant Obligor member as true, complete and up to date) of any such authorisations, approvals, licences, consents and exemptions.

       22.1.2  Insurance
       Maintain insurances on and in relation to its business and assets against such risks and to such extent as is usual for companies carrying on a business such as that carried on by it.

       22.1.3  Environmental Compliance
       Comply in all material respects with all Environmental Laws and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same, breach of which (or failure to obtain, maintain or take which) could have a Material Adverse Effect.

       22.1.4  Environmental Claims
       Inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same if any Environmental Claim has been commenced or (to the best of the relevant Obligor's knowledge and belief) is threatened against any member of the Group in any case where such claim could have a Material Adverse Effect.

       22.1.5  Notification of Events of Default
       Promptly upon becoming aware of the same, inform the Agent of the occurrence of any Event of Default or Potential Event of Default and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously notified to the

       Agent or as notified in such confirmation, no Event of Default or Potential Event of Default has occurred.

       22.1.6   Claims Pari Passu
       Ensure that at all times the claims of the Finance Parties against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

       22.1.7   Shareholder Loans Subordination
       Ensure that at all times claims for indebtedness of amounts of any Shareholder Loans (if any) are subordinated to the claims of the Finance Parties under the Finance Documents.

       22.1.8   Consents and Approvals
       Comply with all applicable laws, rules, regulations and orders and obtain and maintain all governmental and regulatory consents and approvals the failure to comply with which could have a Material Adverse Effect.

       22.1.9   Litigation
       Advise the Agent promptly of the details of each litigation, arbitration or administrative proceeding pending or threatened after the date hereof against any member of the Group which could have a Material Adverse Effect.

       22.1.10  Year 2000
       Procure that all Computer Systems used by any member of the Group are or will be Year 2000 Compliant prior to the earliest date on which any such non-compliance could have a Material Adverse Effect on the business or operation of any member of the Group.

       22.1.11  ERISA

       (a) as soon as practicable after the filing thereof with the Internal Revenue Service of the United States, deliver to the Agent copies of each Schedule B (Actuarial Information) to the Annual Report (IRS Form 5500 Series) with respect to each applicable Employee Plan;

       (b) promptly and in any event within ten days after it or any ERISA Affiliate becomes aware that any ERISA Event (a) has occurred or
                (b) will occur in the case of any ERISA Event which requires advance notice under Section 4043(b)(3) of ERISA (without regard to Section 4043(b)(2) or waiver under Section 4043(b)(4), deliver to the Agent a statement of its chief financial officer or that of the ERISA Affiliate describing such ERISA Event and the action, if any, which it or such ERISA Affiliate proposes to take with respect thereto; provided, however, that no such notice shall be required unless the unfunded liability in connection with the ERISA Event would exceed USD 50,000 (or its equivalent);

       (c) promptly and in any event within five business days after receipt thereof by it or any ERISA Affiliate or any administrator of an Employee Plan, deliver to the Agent copies of each notice from PBGC stating its intention to terminate any Employee Plan or to have a trustee appointed to administer any Employee Plan;

       (d) ensure that, during the term of this Agreement, neither it nor any ERISA Affiliate shall agree to contribute, or assume any obligation to contribute, to any Multiemployer Plan the withdrawal from which could have a Material Adverse Effect on Lone Star;

       (e) pay and discharge when due any material liability imposed by it pursuant to Title IV of ERISA other than premium payments to the PBGC;

       (f) promptly upon becoming aware of any event or condition which would in all reasonable likelihood constitute grounds for the termination of (or the appointment of a trustee to administer) any Employee Plan, an explanation of such event or condition is given by its chief financial officer or the chief financial officer of the ERISA Affiliate affected by such event or condition;

       (g) ensure that neither it nor any ERISA Affiliate shall adopt an amendment to an Employee Plan requiring the provision of security under Section 307 of ERISA or Section 401(a)(29) of the Code;

       (h) ensure that no Employee Plan is terminated under Section 4041 of ERISA unless such termination would not be reasonably likely to have a Material Adverse Effect; and

       (i) use the proceeds of, or made available by virtue of, the Facilities without violating Regulations G, U, T and X.

       22.1.12  Insurance Proceeds
       Apply any proceeds received from any insurance claim made by any Principal Group Member toward repair of the asset which is the subject of the insurance claim or toward the acquisition of an equivalent asset, or if such asset is obsolete, the acquisition of any other asset relevant to and to be used in connection with the business of the Group at the date hereof.

       22.1.13  Acquisition
       Complete the Acquisition to include obtaining any consent, license or other approval or authorisation necessary for the Acquisition and complying with the terms and conditions of any such consent licence or other approval or authorisation.

       22.1.14  Syndication
       Provide reasonable assistance to the Arrangers in the Syndication of the Facilities (including without limitation, by making senior management available for the purpose of making presentations to, or meeting potential lending institutions) and will comply with all reasonable requests for information from potential syndicate members.

22.2   Negative Covenants
       None of the Obligors shall and the Original Borrower shall procure that:

       22.2.1  Negative Pledge
       No member of the Group shall create or permit to subsist any Encumbrance over all or any of its present or future revenues or assets other than a Permitted Encumbrance; provided, however, that this provision shall not apply to the shares of Lone Star held by any member of the Group until such shares cease to be margin stock as defined in Regulation U of the United States Federal Reserve Board;

       22.2.2  Loans and Guarantees
       No member of the Group shall make or permit to subsist any loans, grant or permit to subsist any credit or financial accommodation or give or permit to subsist or have outstanding any guarantee or indemnity (except as required by the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person except trade credit or indemnities granted in the ordinary course of business, intra-group financing and financing not to exceed in aggregate DEM 50,000,000 (or its equivalent);

       22.2.3  No Disposals
       No member of the Group shall, except for Permitted Disposals, sell, lease, transfer or otherwise dispose of, by one or more transactions or a series of transactions (whether related or not), the whole or any part of its revenues or its assets or its business or undertaking;

       22.2.4  Change of Business
       No member of the Group shall make any material changes to the general nature of the business of the Group as carried on as of the date hereof.

23.    EVENTS OF DEFAULT

       Each of Clause (Failure to Pay) to Clause 0 (Litigation) describes circumstances which constitute an Event of Default for the purposes of this Agreement.

23.1   Failure to Pay
       An Obligor fails to pay (i) any principal or interest due from it hereunder at the time, in the currency and in the manner specified herein unless such failure to pay is caused by technical or administrative failure and payment is made within three (3) Business Days of the due date or (ii) any other sum due under any other Finance Document within ten (10) Business Days of the due date.

23.2   Misrepresentation
       Any representation or statement made by an Obligor in this Agreement or in any notice or other document, certificate or statement delivered by it pursuant hereto or in connection herewith is or proves to have been incorrect or misleading in any material respect when made and such misrepresentation, if capable of remedy, is not remedied within ten (10) Business Days after the Agent has given notice thereof to the relevant Obligor.

23.3   Specific Covenants
       An Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by it in Clause 20 (Financial Information), Clause 21 (Financial Condition) or Clause 22 (Covenants) provided, however, that non-compliance with the financial conditions as set out in the proviso of Clause 0 (Group's Net Debt/EBITDA-Ratio) and the proviso of Clause 21.2 (Group's Interest Cover) does not constitute an Event of Default.

23.4   Other Obligations
       An Obligor fails duly to perform or comply with any other obligation expressed to be assumed by it in the Finance Documents and such failure, if capable of remedy, is not remedied within ten (10) Business Days after the Agent has given notice thereof to such Obligor.

23.5   Cross Default
       Any Financial Indebtedness of any member of the Group is not paid when due nor within any applicable grace period in any agreement relating to such Financial Indebtedness or any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its originally specified maturity by reason of default, any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group or any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity, provided that it shall not constitute an Event of Default if the aggregate amount (or its equivalent in United States Dollar) of all such Financial Indebtedness of the Group is less than DEM 40,000,000.

23.6   Insolvency or Rescheduling of Debt in Germany
       Any Principal Group Member whose jurisdiction of incorporation is Germany (the "German Principal Group Member") is unable to pay its debts as they fall due (Zahlungsunfuhigkeit), commences negotiations with any one or more of its creditors with a view to a general readjustment or rescheduling of its indebtedness of or, for any of the reasons set out in sections 17 - 19 of the German Insolvency Code (Insolvenzordnung), the Original Borrower or any other German Principal Group Member files for insolvency (Antrag auf Eroffnung eines Insolvenzverfahrens) or the board of directors of the Original Borrower or any other German Principal Group Members is required by law to file for insolvency or the competent court takes any of the actions set out in section 21 of the Insolvenzordnung or the competent court institutes insolvency proceedings against the Original Borrower or any other German Principal Group Member (Eroffnung des Insolvenzverfahrens).

23.7   Insolvency and Rescheduling of Debt outside of Germany
       Any Principal Group Member whose jurisdiction of incorporation is outside of Germany (the "non-German Principal Group Member") ceases to pay or suspends generally payment of its debts or announces its intention to do so (or is deemed for the purposes of any law applicable to it to be) unable to pay its debts as they fall due, commences negotiations with or makes a proposal to any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors or a moratorium is declared in respect of the indebtedness of any non-German Principal Group Member.

23.8   Winding-up
       Any Principal Group Member takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution or administration or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets (or any action or proceedings are taken with respect to any Principal Group Member which has a similar or equivalent effect to any of the foregoing in this Clause 0 (except for the solvent voluntary winding-up of a company (other than the Original Borrower) in connection with the transfer of its business and assets to another Principal Group Member).

23.9   Execution or Distress
       Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of the property, undertaking or assets of any Principal Group Member or any event occurs which under the laws of any jurisdiction has a similar or analogous effect in respect of indebtedness and which, in any case, is not stayed or discharged within fourteen days after such levy, taking of possession or effect and during such fourteen day period is contested in good faith by appropriate means diligently pursued.

23.10  Change of Control
       Any person, or group of persons acting together in concert (which does not have control at the date hereof) acquires control of any Obligor.

23.11  Failure to Comply with Final Judgment
       Any member of the Group fails to comply with or pay any sum due from it under any final judgment or order made or given by any court of competent jurisdiction.

23.12  The Group's Business
       Any Principal Group Member ceases to carry on the business it carries on as of the date hereof.

23.13  Repudiation
       Any Finance Document is repudiated by any person (other than a Finance Party) or any Finance Document is not or ceases to be in full force and effect or the validity or applicability thereof to any sums due or to become due thereunder is disaffirmed by or on behalf of any Obligor.

23.14  Illegality

       At any time it is or becomes unlawful for an Obligor to perform or comply with any or all of its obligations under any Finance Document to which it is a party or any of the obligations of an Obligor thereunder are not or cease to be legal, valid, binding and enforceable (other than as described in the qualifications of the Bank's legal opinion setting out the law in existence on the date hereof).

23.15  Material Adverse Change
       Any event or circumstance occurs which could have a Material Adverse Effect or a material adverse effect on the validity and enforceability on the Acquisition Documents.

23.16  Auditor's Qualification
       The auditors of the Original Borrower qualify their annual audit report on the consolidated accounts of the Group or the unconsolidated accounts of any Principal Group Member in a manner which is, in the reasonable opinion of the Majority Banks, material in the context of the Facility.

23.17  Environmental Claim
       Any member of the Group breaches any Environmental Law or any Environmental Claim is made or threatened against any member of the Group which, in either case, could have a Material Adverse Effect.

23.18  Litigation
       Any litigation, arbitration, administrative proceedings or governmental or regulatory investigations, proceedings or disputes are commenced or threatened against any member of the Group or its assets or revenues or there are any circumstances likely to give rise to any such litigation, arbitration, administrative proceedings or governmental or regulatory investigations, proceedings or disputes which, if likely to be adversely determined, could have a Material Adverse Effect.

23.19  Acceleration and Cancellation
       Upon the occurrence of an Event of Default, the Original Borrower shall notify the Agent in writing forthwith of such occurrence and at any time thereafter while such Event of Default is continuing, the Agent may (and, if so instructed by the Majority Banks, shall) by written notice to the relevant Borrower:

       23.19.1 declare all or any part of the Advances to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the relevant Borrower hereunder) or declare all or any part of the Advances to be due and payable on demand of the Agent; and/or

       23.19.2 declare that the Facility shall be cancelled, whereupon the same shall be cancelled and the Commitment of each Bank shall be reduced to zero, provided that, notwithstanding the foregoing, upon the occurrence of an Event of Default specified in Clause
                23.8 (Winding-up), the Available Commitment of each Bank shall be immediately reduced to zero and all Advances, interest thereon and other sums then owed by the relevant Borrower hereunder shall become immediately due and payable, in each case without declaration, notice or demand by or to any person.

       23.20    Advances Due on Demand
                If, pursuant to Clause 23.19 (Acceleration and Cancellation), the Agent declares all or any part of the Advances to be due and payable on demand of the Agent, then, and at any time thereafter, the Agent may (and, if so instructed by the Majority Banks, shall) by written notice to the relevant Borrower:

                23.20.1 require repayment of all or such part of the Advances on such date as it may specify in such notice (whereupon the same shall become due and payable on the date specified together with accrued interest thereon and any other sums then owed by the relevant Borrower hereunder) or withdraw its declaration with effect from such date as it may specify; and/or

                23.20.2 declare that the Facility shall be cancelled, whereupon the same shall be cancelled and the Commitment of each Bank reduced to zero; and/or

                23.20.3 select as the duration of an Interest Period which begins while such declaration remains in effect a period of six months or less.

24.    GUARANTEE

24.1   Guarantee
       The Guarantor irrevocably and unconditionally guarantees by way of an independent guarantee ("Garantie") to the Agent and each Bank the payment of all amounts expressed to be payable by the Additional Borrower (other than the Guarantor) under this Agreement in the currency and at the place provided in this Agreement at its stated or accelerated maturity irrespective of the factual or legal consequences and motives by reason of which the Additional Borrower may fail to pay such amount.

       The Guarantor shall effect payment hereunder immediately upon first demand of the Agent (or any Bank through the Agent) and confirmation that the amount claimed from the Guarantor equals the amount which the Additional Borrower (other than the Guarantor) has not paid when due.

       This guarantee constitutes the Guarantor's primary and independent obligation to make payment to the Agent and the Banks in accordance with the terms hereof, under any and all circumstances, regardless of the validity, legality or enforceability of the obligations of the Additional Borrowers hereunder and irrespective of all objections, exceptions or defences from the Additional Borrower or third parties.

24.2   Exercise of Rights
       The Agent and the Banks shall not be required first to claim payment from, to proceed against, or enforce any claims on the Additional Borrower or any other person before making demand from the Guarantor hereunder.

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

24.3  Continuing Obligations
      The obligations of the Guarantor hereunder shall not be contingent upon the legal relationship between the Agent and the Banks on the one hand and the Additional Borrower on the other hand and shall be independent of and enforceable notwithstanding:

      24.3.1  any defect in any provision of this Agreement;

      24.3.2 any absence or insufficiency of corporate resolutions relating to the indebtedness of the Additional Borrower hereunder;

      24.3.3  any inadequate representation of the Additional Borrower;

      24.3.4 any absence of any licence or other authorisation or factual or legal restriction or limitation existing or introduced in the jurisdiction of incorporation of the Additional Borrower;

      24.3.5 any agreement made between the Agent, the Banks and the Additional Borrower concerning its obligations hereunder, including any extension of the term of payment and any rescheduling or restructuring of its indebtedness, whether or not the Guarantor shall have given its consent thereto;

      24.3.6 the taking, existence, variation or release of any other collateral provided to the Agent and the Banks for the obligations of the Additional Borrower hereunder and the Agent's and the Banks' legal relationship with any provider of such other collateral;

      24.3.7  any right of the Additional Borrower to rescind the Agreement; and

      24.3.8 any right that the Agent and the Banks may have to set-off the indebtedness against a counterclaim of the Additional Borrower.

24.4  Obligations not Discharged and Deferral of Guarantor Rights
      So long as any sum remains payable under this Agreement, the Guarantor undertakes not to assert any claim it may have against the Additional Borrower by reason of the performance of the Guarantor's obligations hereunder whether on contractual grounds or on any other legal basis, until all amounts payable to the Agent and the Banks under this Agreement have been fully and irrevocably received or recovered; any amount received or recovered by the Guarantor from the Additional Borrower shall be held in trust for and immediately paid to the Agent and the Banks. If the Guarantor makes any payment to the Agent and the Banks hereunder, the Guarantor may only be entitled to require the assignment of the respective claims against the Additional Borrower by the Agent and/or the Banks to it once all amounts payable to the Agent and the Banks under this Agreement have been fully and irrevocably received or recovered by them.

      The obligations of the Guarantor hereunder shall remain in force notwithstanding any dissolution or change in the structure or legal form of the Additional Borrower.

24.5  Expiry

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      The obligations of the Guarantor hereunder are effective as of the date hereof and shall expire once:

      24.5.1  the Commitments hereunder have irrevocably been reduced to zero;
              and

      24.5.2 all amounts expressed to be payable by the Additional Borrower to the Agent and the Banks under this Agreement have been fully and irrevocably received by the Agent and the Banks. However, should the Agent and the Banks thereafter become liable to return monies received in payment of the indebtedness as a result of any bankruptcy, composition or similar proceedings affecting the Additional Borrower, the obligations shall be reinstated and become effective again notwithstanding such expiration.

24.6  Enforcement
      The obligations of the Guarantor hereunder may be enforced against the Guarantor by each Bank or by the Agent as agent for the Banks in any proceedings including enforcement proceedings.

25.   COMMITMENT COMMISSION AND FEES

25.1  Commitment Commission on the Facilities

      The Original Borrower shall pay to the Agent for the account of each Bank a commitment commission on the amount of such Bank's Available Commitment from day to day during the Availability Period, such commitment commission to be calculated at the rate of 50 per cent. of the applicable Margin and payable in arrears on the last day of each successive period of three months which ends during such period and on the last day of the Availability Period.

25.2  Arrangement Fee
      The Original Borrower shall pay to the Agent for the account of the Arrangers the fees specified in the letter of even date herewith from the Arrangers to the Original Borrower at the times, and in the amounts, specified in such letter.

25.3  Agency Fee
      The Original Borrower shall pay to the Agent for its own account the agency fees specified in the letter of even date herewith from the Agent to the Original Borrower at the times, and in the amounts, specified in such letter.

26.   COSTS AND EXPENSES

26.1  Expenses
      Each Obligor shall promptly reimburse the Agent and the Arrangers and any of their affiliates (on a full indemnity basis whether or not the Facilities are used), for reasonable documented expenses and legal costs properly incurred by them in reviewing and negotiating the documentation for the Finance Documents and for legal costs and expenses, incurred in connection with amendments, waivers and consents requested by the Borrowers in connection with the Finance Documents and, following an Event of

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

      Default, legal costs and expenses, incurred in connection with the enforcement of the Finance Parties' rights under the Finance Documents.

26.2  Stamp Taxes
      Each Obligor shall pay all stamp, registration and other taxes to which the Finance Documents, any other document referred to in the Finance Documents or any judgment given in connection therewith is or at any time may be subject and shall, from time to time on demand of the Agent, indemnify the Finance Parties against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

26.3  Banks' Liabilities for Costs
      If any Obligor fails to perform any of its obligations under this Clause 30, each Bank shall, in its Proportion, indemnify each of the Agent and the Arrangers against any loss incurred by any of them (or their affiliates in the case of costs and expenses referred to in Clause 0 (Expenses)) as a result of such failure.

27.   DEFAULT INTEREST AND BREAK COSTS

27.1  Default Interest Periods
      If any sum due and payable by an Obligor under any Finance Document is not paid on the due date therefor in accordance with Clause 30 (Payments) or the provisions of the relevant Finance Document or if any sum due and payable by an Obligor under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of such Obligor to pay such sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 27) be selected by the Agent.

27.2  Default Interest
      During each such period relating thereto as is mentioned in Clause 27.1 (Default Interest Periods) an Unpaid Sum shall bear interest or, insofar as it relates to unpaid interest, shall give rise to a claim for lump sum damages, at the rate per annum which is the sum from time to time of the Margin and the Mandatory Cost Rate plus 1 per cent. per annum and the relevant interbank rate on the Quotation Date therefor (provided that, in the case of lump sum damages, the relevant Obligor shall be free to prove that no damage has arisen, or that damage has not arisen in the asserted amount, whereas the Finance Party shall be entitled to assert further damages), provided that:

      27.2.1 if, for any period, the interbank rate cannot be determined, the rate of interest, or, as the case may be, lump sum damages applicable to such Unpaid Sum shall be the sum from time to time of the Margin plus 1 per cent. per annum and the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest four decimal places) of the rates notified by each Reference Bank to the Agent before the last day of such period to be those which express as a percentage rate per annum the cost

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

               to it of funding from whatever source it may select of such Unpaid Sum for such period; and

      27.2.2 if such Unpaid Sum is all or part of an Advance which became due and payable on a day other than the last day of the Interest Period in respect thereof, the first such period applicable to such Unpaid Sum shall be of a duration equal to the unexpired portion of the current Interest Period relating to that Advance; and

      27.2.3 the percentage rate of interest or, as the case may be, lump sum damages applicable thereto from time to time during such period shall be that which exceeds by 1 per cent. the rate which would have been applicable to it if it had not so fallen due.

27.3  Payment of Default Interest
      Any interest or lump sum damages which accrue under Clause 27.2 (Default Interest) in respect of an Unpaid Sum shall be due and payable and shall be paid by the Obligor owing such Unpaid Sum on the last day of its Interest Period or on such other date as the Agent may specify by notice to such Obligor.

27.4  Break Costs
      If any Bank or the Agent on its behalf receives or recovers all or any part of such Bank's share of an Advance or Unpaid Sum otherwise than on the last day of the Interest Period relating thereto, the relevant Borrower shall pay to the Agent on demand for account of such Bank an amount equal to the amount (if any) by which (a) the additional interest which would have been payable on the amount so received or recovered if it had been received or recovered on the last day of that Interest Period exceeds (b) the amount of interest which in the reasoned opinion of the Agent would have been payable to the Agent on the last day of that Interest Period in respect of a deposit in the currency of the amount so received or recovered equal to the amount so received or recovered placed by it with a prime bank in the relevant interbank market for a period starting on the third Business Day following the date of such receipt or recovery and ending on the last day of that Interest Period.

28.   GUARANTOR'S INDEMNITIES

28.1  Guarantor's Indemnity
      The Guarantor undertakes to indemnify:

      28.1.1 each Finance Party against any reasonable cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon, whether or not reasonably foreseeable, which it may sustain or incur as a consequence of the occurrence of any Event of Default or any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in any Finance Document;

      28.1.2 each Bank against any cost or loss it may suffer under Clause 0 (Banks' Liabilities for Costs) or Clause 0 (Indemnification);

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

      28.1.3 each Bank against any cost or loss it may suffer or incur as a result of its funding or making arrangements to fund its portion of an Advance requested by a Borrower hereunder but not made by reason of the operation of any one or more of the provisions hereof;

      28.1.4 each Finance Party and in each case each of their affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, fees and disbursements of legal counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defence with respect thereto, arising out of or in connection with or relating to the Finance Documents or the transactions contemplated thereby or any use made or proposed to be made of the proceeds of the Facility, whether or not such investigation, litigation or proceeding is brought by any member of the Group, any of shareholders or creditors of any member of the Group, an Indemnified Party or any other person, except to the extent that such claim, damage, loss, liability, cost or expense results from such Indemnified Party's gross negligence or wilful misconduct.

28.2  Currency Indemnity
      If any sum (a "Sum") due from an Obligor under the Finance Documents or any order, judgment, award or decision given or made in relation thereto has to be converted from the currency (the "First Currency") in which such Sum is payable into another currency (the "Second Currency") for the purpose of:

      28.2.1   making or filing a claim or proof against such Obligor;

      28.2.2 obtaining an order, judgment, award or decision in any court, arbitral proceedings or other tribunal; or

      28.2.3 enforcing any order, judgment, award or decision given or made in relation hereto,

      the Guarantor shall indemnify each person to whom such Sum is due from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to such person at the time of receipt of such Sum.

29.   CURRENCY OF ACCOUNT

      The United States Dollar is the currency of account and payment for each and every sum at any time due from an Obligor hereunder, provided that:

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

29.1 each repayment of an Advance or Unpaid Sum or a part thereof shall be made in the currency in which such Advance or Unpaid Sum is denominated at the time of that repayment;

29.2 each payment of interest shall be made in the currency in which the sum in respect of which such interest is payable is denominated;

29.3 each payment in respect of costs and expenses shall be made in the currency in which the same were incurred;

29.4 each payment pursuant to Clause 14.2 (Tax Indemnity) or Clause 16.1 (Increased Costs) shall be made in the currency specified by the party claiming thereunder; and

29.5 any amount expressed to be payable in a currency other than the United States Dollar shall be paid in that other currency.

30.   PAYMENTS

30.1  Payments to the Agent
      On each date on which this Agreement requires an amount to be paid by an Obligor or a Bank, such Obligor or, as the case may be, such Bank shall make the same available to the Agent for value on the due date at such time and in such funds and to such account with such bank as the Agent shall specify from time to time.

30.2  Payments by the Agent
      Save as otherwise provided herein, each payment received by the Agent pursuant to Clause 30.1 (Payments to the Agent) shall:

      30.2.1 in the case of a payment received for the account of an Obligor, be made available by the Agent to the relevant Obligor by application:

               (a) first, in or towards payment (on the date, and in the currency and funds, of receipt) of any amount then due from the relevant Obligor hereunder to the person from whom the amount was so received or in or towards the purchase of any amount of any currency to be so applied; and

               (b) secondly, in or towards payment (on the date, and in the currency and funds, of receipt) to such account with such bank in the principal financial centre of the country of the currency of such payment as the relevant Obligor shall have previously notified to the Agent for this purpose; and

      30.2.2 in the case of any other payment, be made available by the Agent to the person entitled to receive such payment in accordance with this Agreement (in the case of a Bank, for the account of its Facility Office) for value the same day by transfer to such account of such person with such bank in the principal financial centre of the country of the currency of such payment as such person shall have previously notified to the Agent.

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

30.3  Payments by the Agent to the Banks
      Any amount payable by the Agent to the Banks under this Agreement in the currency of a Participating Member State shall be paid in the Deutsche Mark unit.

30.4  Payments Systems and the Agent
      In relation to the payment of any amount, the Agent shall not be liable to an Obligor or any of the Banks for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Agent if the Agent has taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds to the account with the bank in the principal financial centre which the Borrowers or, as the case may be, any Bank shall have specified for such purpose. In this Clause 30.4, "all relevant steps" means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settling payments as the Agent may from time to time determine for the purpose of clearing or settling payments.

30.5  No Set-off
      All payments required to be made by an Obligor hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

30.6  Clawback
      Where a sum is to be paid under a Finance Document to the Agent for account of another person, the Agent shall not be obliged to make the same available to that other person or to enter into or perform any exchange contract in connection therewith until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum or the proceeds of such exchange contract was so made available shall on request refund the same to the Agent together with an amount sufficient to indemnify the Agent against any cost or loss it may have suffered or incurred by reason of its having paid out such sum or the proceeds of such exchange contract prior to its having received such sum.

30.7  Partial Payments
      If and whenever a payment is made by an Obligor hereunder and the Agent receives an amount less than the due amount of such payment the Agent may apply the amount received towards the obligations of the Obligors under this Agreement in the following order (thereby explicitly deviating from Sections 366 and 367 of the German Civil Code):

      30.7.1 first, in or towards payment of any unpaid costs and expenses of each of the Agent and the Arrangers;

      30.7.2 secondly, in or towards payment pro rata of any accrued fees due but unpaid under Clause 25 (Commitment Commissions and Fees);

      30.7.3 thirdly, in or towards payment pro rata of any accrued interest due but unpaid;

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

      30.7.4 fourthly, in or towards payment pro rata of any principal due but unpaid; and

      30.7.5 fifthly, in or towards payment pro rata of any other sum due but unpaid.

30.8  Variation of Partial Payments
      The order of payments set out in Clause 30.7 (Partial Payments) shall override any appropriation made by the Obligor to which the partial payment relates but the order set out in sub-clauses 30.7.2, 30.7.3 and
      30.7.4 of Clause 30.7 (Partial Payments) may be varied if agreed by all the Banks.

31.   SET-OFF

31.1  Contractual Set-off
      Each Obligor authorises each Bank to apply any credit balance to which such Obligor is entitled on any account of such Obligor with such Bank in satisfaction of any sum due and payable from such Obligor to such Bank under the Finance Documents but unpaid. For this purpose, each Bank is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

31.2  Set-off not Mandatory
      No Bank shall be obliged to exercise any right given to it by Clause 31.1 (Contractual Set-off).

32.   SHARING

32.1  Payments to Banks
      If a Bank (a "Recovering Bank") applies any receipt or recovery from an Obligor to a payment due under this Agreement and such amount is received or recovered other than in accordance with Clause 30 (Payments), then such Recovering Bank shall:

      32.1.1   notify the Agent of such receipt or recovery;

      32.1.2 at the request of the Agent, promptly pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by such Recovering Bank as its share of any payment to be made in accordance with Clause 30.7 (Partial Payments).

32.2  Redistribution of Payments
      The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Bank) in accordance with Clause 30.7 (Partial Payments).

32.3  Recovering Bank's Rights
      The Recovering Bank will be subrogated into the rights of the parties which have shared in a redistribution pursuant to Clause 32.2 (Redistribution of Payments) in respect of the Sharing Payment (and the relevant Obligor shall be liable to the Recovering Bank in an amount equal to the Sharing Payment).

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

32.4  Repayable Recoveries
      If any part of the Sharing Payment received or recovered by a Recovering Bank becomes repayable and is repaid by such Recovering Bank, then:

      32.4.1 each party which has received a share of such Sharing Payment pursuant to Clause 32.2 (Redistribution of Payments) shall, upon request of the Agent, pay to the Agent for account of such Recovering Bank an amount equal to its share of such Sharing Payment; and

      32.4.2 such Recovering Bank's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing party for the amount so reimbursed.

32.5  Exception
      This Clause 32 shall not apply if the Recovering Bank would not, after making any payment pursuant hereto, have a valid and enforceable claim against the relevant Obligor

32.6  Recoveries Through Legal Proceedings
      If any Bank intends to commence any action in any court it shall give prior notice to the Agent and the other Banks. If any Bank commences any action in any court to enforce its rights hereunder and, as a result thereof or in connection therewith, receives any amount, then such Bank shall not be required to share any portion of such amount with any Bank which has the legal right to, but does not, join in such action or commence and diligently prosecute a separate action to enforce its rights in another court.

33.   THE AGENT, THE ARRANGERS AND THE BANKS

33.1  Appointment of the Agent
      Each of the Arrangers and the Banks hereby appoints the Agent to act as its agent in connection with the Finance Documents and authorises the Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to the Agent by the terms thereof together with all such rights, powers, authorities and discretions as are reasonably incidental thereto provided that the Agent shall not start or commence any legal action on behalf of any Bank without such Bank's prior written consent. The Agent shall be released from the restrictions set out in
      Section 181 of the German Civil Code (Burgerliches Gesetzbuch). The Agent may grant substitute powers of attorney and release any sub-agent from such restrictions and revoke such substitute powers of attorney.

33.2  Agent's Discretions
      The Agent may:

      33.2.1 assume, unless it has, in its capacity as agent for the Banks, received notice to the contrary from any other party hereto, that
               (a) any representation made or deemed to be made by an Obligor in connection herewith is true, (b) no Event of Default or Potential Event of Default has occurred, (c) no Obligor is in breach of or default under its obligations under the Finance Documents and (d) any right, power, authority or discretion vested hereunder in the Banks or any other person or group of persons has not been exercised;

      33.2.2 assume that each Bank's Facility Office is that identified with its signature below (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) until it has received from such Bank a notice designating some other office of such Bank to replace such Facility Office and act upon any such notice until the same is superseded by a further such notice;

      33.2.3 engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem reasonably necessary, expedient or desirable and rely upon any advice so obtained;

      33.2.4 rely as to any matters of fact which might reasonably be expected to be within the knowledge of an Obligor upon a certificate signed by or on behalf of such Obligor;

      33.2.5 rely upon any communication or document believed by it to be genuine;

      33.2.6 notwithstanding Clause 33.1, refrain from exercising any right, power or discretion vested in it as agent hereunder unless and until instructed by the Majority Banks as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised;

      33.2.7 refrain from acting in accordance with any instructions of the Majority Banks to begin any legal action or proceeding arising out of or in connection with any Finance Documents until it has received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which it will or may expend or incur in complying with such instructions; and

      33.2.8 for the avoidance of doubt, exercise any right, power or discretion vested in it as agent hereunder without a prior written consent of the Majority Banks (as requested hereunder) if the Agent determines, in its absolute discretion, that to acquire such prior written consent would materially impair any rights of the Banks in connection with the Finance Documents or would for any other reason in the best interest of all parties hereto not be feasible.

33.3  Agent's Obligations
      The Agent shall:

      33.3.1 promptly inform each Bank of the contents of any notice or document received by it in its capacity as Agent from an Obligor under any Finance Document;

      33.3.2 promptly notify each Bank of the occurrence of any Event of Default or any default by an Obligor in the due performance of or compliance with its obligations under any Finance Document of which the Agent has notice from any other party hereto;

      33.3.3 save as otherwise provided herein, act as agent hereunder in accordance with any instructions given to it by the Majority Banks, which instructions shall be binding on the Arrangers and the Banks; and

      33.3.4 if so instructed by the Majority Banks, refrain from exercising, and in exercising its discretion pursuant to Clause 33.28 shall not be under any obligation whatsoever to exercise, any right, power or discretion vested in it as agent under any Finance Document.

      The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

33.4  Excluded Obligations
      Notwithstanding anything to the contrary expressed or implied herein, neither the Agent nor the Arrangers shall:

      33.4.1 be bound to enquire as to (a) whether or not any representation made by an Obligor in connection herewith is true, (b) the occurrence or otherwise of any Event of Default or Potential Event of Default, (c) the performance by an Obligor of its obligations hereunder or (d) any breach of or default by an Obligor of or under its obligations hereunder;

      33.4.2 be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account;

      33.4.3 be bound to disclose to any other person any information relating to any member of the Group if (a) such person, on providing such information, expressly stated to the Agent or, as the case may be, the Arrangers, that such information was confidential or (b) such disclosure would or might in its opinion constitute a breach of any law or be otherwise actionable at the suit of any person;

      33.4.4 be under any obligations other than those for which express provision is made in any Finance Document; or

      33.4.5   be or be deemed to be a fiduciary for any other party hereto.

33.5  Indemnification
      Each Bank shall, in its Proportion, from time to time on demand by the Agent, indemnify the Agent against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which the Agent may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as agent under any Finance Document (other than any which have been reimbursed by the Guarantor pursuant to Clause 28.1 (Guarantor's Indemnity)).

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

33.6  Exclusion of Liabilities among the Agent and the Arrangers
      Except in the case of gross negligence or wilful misconduct, neither of the Agent nor any of the Arrangers accepts any responsibility:

      33.6.1 for the adequacy, accuracy and/or completeness of any information supplied by the Agent or the Arrangers, by an Obligor or by any other person in connection with any Finance Document, the transactions herein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with any Finance Document;

      33.6.2 for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with any Finance Document; or

      33.6.3 for the exercise of, or the failure to exercise, any judgment, discretion or power given to any of them by or in connection with any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with any Finance Document.

      Accordingly, neither the Agent nor any of the Arrangers shall be under any liability (whether in negligence or otherwise) in respect of such matters, save in the case of gross negligence or wilful misconduct.

33.7  No Actions
      Each of the Banks agrees that it will not assert or seek to assert against any director, officer or employee of the Agent or the Arrangers any claim it might have against any of them in respect of the matters referred to in Clause 33.6 (Exclusion of Liabilities among the Agent and the Arrangers).

33.8  Business with the Group
      The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

33.9  Resignation
      The Agent may resign its appointment hereunder at any time without assigning any reason therefor by giving not less than thirty days' prior notice to that effect to each of the other parties hereto, provided that no such resignation shall be effective until a successor for the Agent is appointed in accordance with the succeeding provisions of this Clause 33.

33.10 Revocation by the Majority Banks
      The Majority Banks may revoke the appointment of the Agent by giving no less than thirty days' prior notice to that effect to the Agent. Such revocation shall take effect only when a successor to the Agent is appointed in accordance with the terms hereof.

33.11 Successor Agent

      If the Agent gives notice of its resignation pursuant to Clause 33.9 (Resignation) or it is removed pursuant to Clause 33.10 (Revocation by the Majority Banks), then any reputable and experienced bank or other financial institution may be appointed as a successor to the Agent by the Majority Banks (which shall consult with the Original Borrower) during the period of such notice but, if no such successor is so appointed, the Agent may appoint such a successor itself.

33.12 Rights and Obligations
      If a successor to the Agent is appointed under the provisions of Clause
      33.11 (Successor Agent), then (a) the retiring or departing Agent shall be discharged from any further obligation hereunder but shall remain entitled to the benefit of the provisions of this Clause 33 and (b) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto.

33.13 Own Responsibility
      It is understood and agreed by each Bank that at all times it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with the Finance Documents including, but not limited to:

      33.13.1 the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group;

      33.13.2 the legality, validity, effectiveness, adequacy and enforceability of any Finance Documents and any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with any Finance Documents;

      33.13.3 whether such Bank has recourse, and the nature and extent of that recourse, against an Obligor or any other person or any of their respective assets under or in connection with any Finance Documents, the transactions herein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with any Finance Documents; and

      33.13.4 the adequacy, accuracy and/or completeness of any information provided by the Agent or the Arrangers, an Obligor or by any other person in connection with any Finance Documents, the transactions contemplated therein or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with any Finance Documents.

      Accordingly, each Bank acknowledges to the Agent and the Arrangers that it has not relied on and will not hereafter rely on the Agent and the Arrangers or any of them in respect of any of these matters.

33.14 Agency Division Separation

       In acting as agent under the Finance Documents for the Banks, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Clause 0, any information received by some other division or department of the Agent may be treated as confidential and shall not be regarded as having been given to the Agent's agency division.

33.15  Reliance and Engagement Letters
       Each Finance Party confirms that the Agent has authority to accept on its behalf any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated therein and to bind it in respect of such reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letter.

33.16  Confidential Information
       Notwithstanding anything to the contrary expressed or implied herein and without prejudice to the provisions of Clause 33.14 (Agency Division Separation), the Agent shall not as between itself and the Banks be bound to disclose to any Bank or any other person any information which is supplied by any Obligor to the Agent other than in its capacity as agent hereunder.

34.    ASSIGNMENTS AND TRANSFERS

34.1   Binding Agreement
       This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and Transferees.

34.2   No Assignments and Transfers by the Obligors
       No Obligor shall be entitled to assign or transfer all or any of its rights, benefits and obligations under the Finance Documents.

34.3   Assignments and Transfers by Banks
       Any Bank may, at any time, assign all or any of its rights and benefits hereunder or transfer in accordance with Clause 34.3 (Transfers by Banks) all or any of its rights, benefits and obligations hereunder to a bank or financial institution after due consultation with the Guarantor.

34.4   Deemed Consent
       Any consent required to be given by a party under Clause 34.3 (Assignments and Transfers by Banks) shall be deemed to have been given unless such party has notified the requesting party to the contrary within ten (10) Business Days of the request for such consent.

34.5   Assignments by Banks
       If any Bank assigns all or any of its rights and benefits under the Finance Documents in accordance with Clause 34.3 (Assignments and Transfers by Banks), then, unless and until the assignee has delivered a notice to the Agent confirming in favour of the Agent, the Arrangers and the other Banks that it shall be under the same obligations towards each of them as it would have been under if it had been an original party to the Finance Documents as a Bank (whereupon such assignee shall become a party hereto as a "Bank"), the Agent, the Arrangers and the other Banks shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party to the Finance Documents.

34.6   Transfers by Banks
       If any Bank wishes to transfer all or any of its rights, benefits and/or obligations under the Finance Documents as contemplated in Clause 34.3 (Assignments and Transfers by Banks), then such transfer may be effected by the delivery to the Agent of a duly completed Transfer Certificate executed by such Bank and the relevant Transferee in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth Business Day after (or such earlier Business Day endorsed by the Agent on such Transfer Certificate falling on or after) the date of delivery of such Transfer Certificate to the Agent:

       34.6.1 to the extent that in such Transfer Certificate the Bank which is a party thereto seeks to transfer by transfer and assumption its rights, benefits and obligations hereunder, each of the Obligors and such Bank shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Clause 34.6 as "discharged rights and obligations");

       34.6.2 each of the Obligors and the Transferee party which is a party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as such Obligor and such Transferee have assumed and/or acquired the same in place of such Obligor and such Bank;

       34.6.3 the Agent, the Arrangers, such Transferee and the other Banks shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed if such Transferee had been an original party to the Finance Documents as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Agent, the Arrangers and the relevant Bank shall each be released from further obligations to each other under the Finance Documents; and

       34.6.4  such Transferee shall become a party hereto as a "Bank".

34.7 On the date upon which a transfer takes effect pursuant to Clause 34.5 (Assignments by Banks), the Transferee in respect of such transfer shall pay to the Agent for its own account a transfer fee of DEM 1,000.

34.8   Disclosure of Information

       34.8.1  Any Bank may disclose to any person:

               (i) to (or through) whom such Bank assigns or transfers (or may potentially assign or transfer) all or any of its rights, benefits and obligations any under the Finance Documents;

               (ii) with (or through) whom such Bank enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, any Finance Document or any Obligor; or

               (iii) to whom information may be required to be disclosed by any applicable law or regulatory authority,

       such information about any Obligor or the Group and the Finance Documents as such Bank considers appropriate, provided that in relation to sub-clauses 0 and 0, the person to whom such information is to be given has entered into a confidentiality obligation to such Bank.

       34.8.2 Neither the Borrowers nor the Guarantor shall, and shall procure that no other person shall, without the prior written consent of the Arrangers, the Underwriters and the Agent, make in connection with the tender offer, the Acquisition or otherwise any statement or other reference to the Arrangers, the Underwriters, the Banks and/or the transaction contemplated hereunder which may lead to any liability for the Arrangers, the Underwriters, the Agent, or the Banks.

35.    CALCULATIONS AND EVIDENCE OF DEBT

35.1   Basis of Accrual
       Any interest, commission or fee accruing hereunder shall accrue from day to day and shall be calculated on the basis of a year of 360 days and the actual number of days elapsed (or if in the Agent's discretion, market practise differs, such basis as the Agent shall reasonably determine).

35.2   Quotations
       If on any occasion a Reference Bank or a Bank fails to supply the Agent with a quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Agent, provided that, in relation to determining the relevant interbank rate, this Clause 0 shall not apply if only one Reference Bank supplies a quotation.

35.3   Evidence of Debt
       Each Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.

35.4   Control Accounts
       The Agent shall maintain on its books a control account or accounts in which shall be recorded (a) the amount of any Advance or Unpaid Sum and each Bank's share therein, (b) the amount of all principal, interest and other sums due or to become due from an

       Obligor and each Bank's share therein and (c) the amount of any sum received or recovered by the Agent hereunder and each Bank's share therein.

35.5   Prima Facie Evidence
       In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 35.3 (Evidence of Debt) and Clause 35.4 (Control Accounts) shall be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

35.6   Certificates of Banks
       A certificate of a Bank as to (a) the amount by which a sum payable to it hereunder is to be increased under Clause 14.1 (Tax Gross-up), (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 14.2 (Tax Indemnity) or Clause 16.1 (Increased Costs) or (c) the amount of any credit, relief, remission or repayment as is mentioned in Clause 15.3 (Tax Credit Payment) or Clause 15.4 (Tax Credit Clawback) shall be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

36.    REMEDIES AND WAIVERS, PARTIAL INVALIDITY

36.1   Remedies and Waivers
       No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

36.2   Partial Invalidity
       If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

37.    NOTICES

37.1   Communications in Writing
       Each communication to be made hereunder shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

37.2   Addresses
       Any communication or document to be made or delivered pursuant to this Agreement shall (unless the recipient of such communication or document has, by fifteen (15) days' written notice to the Agent, specified another address or fax number) be made or delivered to the address or fax number:

       37.2.1 in the case of the Obligors and the Agent, identified with its name below; and

       37.2.2 in the case of each Bank, notified in writing to the Agent prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee);

       provided that not more than one address may be specified by each party pursuant to this Clause 37.2 at any time.

37.3   Delivery
       Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall:

       37.3.1 if by way of fax, be deemed to have been received when transmission has been completed; and

       37.3.2 if by way of letter, be deemed to have been delivered when left at the relevant address or, as the case may be, ten (10) days after being deposited in the post postage prepaid in an envelope addressed to it at such address, provided that any communication or document to be made or delivered to the Agent shall be effective only when received by its agency division and then only if the same is expressly marked for the attention of the department or officer identified with the Agent's signature below (or such other department or officer as the Agent shall from time to time specify for this purpose) and (b) any document to be delivered pursuant to Clause 2.5 (Conditions Precedent) shall be delivered in the original form and any Notice of Drawdown shall be confirmed by letter, although failure to confirm shall not invalidate the original request made thereunder.

37.4   Notification of Changes
       Promptly upon receipt of notification of a change of address or fax number pursuant to Clause 37.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other parties hereto of such change.

37.5   English Language
       Each communication and document made or delivered by one party to another pursuant to any Finance Documents shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

38.    COUNTERPARTS

       This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

39.    AMENDMENTS, MISCELLANEOUS

39.1   Amendments
       The Agent, if it has the prior consent of the Majority Banks, and the Obligors may from time to time agree in writing to amend the Finance Documents or to waive, prospectively or retrospectively, any of the requirements of the Finance Documents and any amendments or waivers so agreed shall be binding on all the Finance Parties and the Obligors, provided that no such waiver or amendment shall subject any party hereto to any new or additional obligations without the consent of such party.

39.2   Amendments Requiring the Consent of all the Banks
       An amendment or waiver which relates to:

       39.2.1 Clause 2.7 (Banks' Obligations Several), Clause 2.8 (Banks' Rights Several), Clause 22.2.1 (Negative Pledge), Clause 32 (Sharing), Clause 24 (Guarantee) or this Clause 39;

       39.2.2 a change in the principal amount of or currency of any Advance, or extending the term of the Facility;

       39.2.3 a change in the Margin or the amount or currency of any payment of interest, fees or any other amount payable hereunder to any Finance Party or deferral of the date for payment thereof;

       39.2.4 the conditions set out in sub-clause 3.1 (Drawdown Conditions for Tranche A Advances), Clause 4.1 (Drawdown Conditions for Tranche B Advances) and Clause 5.1 (Drawdown Conditions for Tranche C Advances) if an Event of Default or Potential Event of Default which relates to a Repeated Representation or Clause 0 (Negative Pledge) is continuing;

       39.2.5 the definition of Event of Default, Majority Banks, Potential Event of Default, Permitted Encumbrance, Encumbrance or Financial Indebtedness; or

       39.2.6 any provision which contemplates the need for the consent or approval of all the Banks,

       shall not be made without the prior consent of all the Banks.

39.3   Exceptions
       Notwithstanding any other provisions hereof, the Agent shall not be obliged to agree to any such amendment or waiver if the same would:

       39.3.1 amend or waive this Clause 39, Clause 26 (Costs and Expenses) or Clause 33 (The Agent, the Arrangers and the Banks); or

       39.3.2 otherwise amend or waive any of the Agent's rights hereunder or subject the Agent or the Arrangers to any additional obligations hereunder or under any other Finance Document.

40.    GOVERNING LAW

          This Agreement shall be governed by and construed in accordance with German law.

41.    JURISDICTION

41.1   District Court of Frankfurt am Main
       Each of the Obligors hereby agrees to the benefit of the Finance Parties that the district court (Landgericht) of Frankfurt am Main shall have non-exclusive jurisdiction to settle any dispute (a "Dispute") arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity).

41.2   Non-Exclusive Jurisdiction
       The submission to the jurisdiction of the courts referred to in Clause 0 (District Court of Frankfurt am Main) shall not (and shall not be construed as to) limit the right of the Finance Parties or any of them to take proceedings against any of the Obligors in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

41.3   Process Agent for the Additional Borrowers
       Each Obligor whose jurisdiction of incorporation is not Germany hereby agrees that documents which start any legal proceeding which are required to be served in relation to those legal proceedings may be served on it by serving it on the Original Borrower.

                              THE FIRST SCHEDULE
                                   The Banks

                Bank                   Tranche A Commitment   Tranche B Commitment   Tranche C Commitment
                                               (USD)                  (USD)                  (USD)
Dresdner Bank AG in Wiesbaden                    480,000,000            120,000,000            180,000,000
Deutsche Bank Luxembourg S.A.                    320,000,000             80,000,000            120,000,000

                              THE SECOND SCHEDULE
                         Form of Transfer Certificate

To:  [    ]

                             TRANSFER CERTIFICATE

relating to the agreement (as from time to time amended, varied, novated or supplemented, the "Facilities Agreement" dated 1 September 1999 whereby USD 1,300,000,000 term loan facilities, arranged by Deutsche Bank AG and Dresdner Bank AG, were made available, inter alia, to Dyckerhoff Aktiengesellschaft and certain of its subsidiaries by a group of banks on whose behalf Dresdner Bank Luxembourg S.A. acted as agent in connection therewith.

1. Terms defined in the Facilities Agreement shall, subject to any contrary indication, have the same meanings herein. The terms Bank and Transferee and Portion Transferred are defined in the schedule hereto.

2. The Bank (a) confirms that the details in the schedule hereto under the heading "Bank's Commitment" or "Advance(s)" accurately summarises its Commitment and/or, as the case may be, its participation in, and the Term and Repayment Date of, one or more existing Advances and (b) requests the Transferee to accept and procure the transfer by transfer and assumption to the Transferee of the Portion Transferred of, as the case may be, its Commitment and/or its participation in such Advance(s) by counter-signing and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Facilities Agreement.

3. The Transferee hereby requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 34.6 (Transfers by Banks) of the Facility Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4. The Transferee confirms that it has received a copy of the Facilities Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Obligors.

5. The Transferee hereby undertakes with the Bank and each of the other parties to the Facilities Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facilities Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

6. The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facilities Agreement or any document relating thereto and assumes no responsibility for the financial condition of the Obligors or for the performance and observance by the Obligors of any of its obligations under the Facilities Agreement, the Finance Documents or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7. The Bank hereby gives notice that nothing herein or in the Facilities Agreement or the Finance Documents (or any document relating thereto) shall oblige the Bank to (a) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Facilities Agreement or the Finance Documents transferred pursuant hereto or (b) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including the non-performance by an Obligor or any other party to the Facilities Agreement or the Finance Documents (or any document relating thereto) of its obligations under any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (a) or (b).

8. This Transfer Certificate and the rights, benefits and obligations of the parties hereunder shall be governed by and construed in accordance with German law.

                                 THE SCHEDULE


1.   Bank:

2.   Transferee:

3.   Transfer Date:

4.   Commitment:


Bank's Tranche A Commitment                      Portion Transferred



Bank's Tranche B Commitment                      Portion Transferred

Bank's Tranche C Commitment                      Portion Transferred

5.   Advance(s):

     Amount of                Term and
     Bank's Participation     Repayment Date      Portion Transferred


     [Transferor Bank]                            [Transferee Bank]

By:                                     By:

Date:                                   Date:


                     ADMINISTRATIVE DETAILS OF TRANSFEREE


Address:


Contact Name:


Account for Payments
in United States Dollars:

Telex:


Fax:


Telephone:

                              THE THIRD SCHEDULE

                             Conditions Precedent


(A)  Corporate Documents

(7) a copy, certified by an Authorised Signatory of each Obligor as being at the date of this Agreement a true, complete and up-to-date copy of the constitutional documents of such Obligor;

(8) a copy, certified by an Authorised Signatory of each Obligor as being at the date of this Agreement a true, complete and up-to-date copy of the extract from the commercial or company register of such Obligor;

(9) a certificate of an Authorised Signatory of each Obligor confirming that any necessary board or shareholders resolution of each Obligor authorising the execution, delivery and performance of the Finance Documents and the terms and conditions hereof and authorising a named person or persons to sign each Finance Document and any documents to be delivered by such Obligor pursuant hereto have been passed;

(10) a certificate of an Authorised Signatory of each Obligor setting out the names and signatures of the persons authorised to sign as of the date hereof, on behalf of such Obligor, each Finance Document to which it is or is to be party and each Notice of Drawdown which may be delivered by such Obligor.

(11) a copy, certified by an Authorised Signatory of each Obligor as being at the date of this Agreement or any relevant date thereafter a true, complete and up-to-date copy of each approval (including cartel or tender offer) which the Original Borrower has already obtained or will obtain and which is required either for the completion of the Acquisition or to make the Finance Documents and the Acquisition Documents valid and enforceable.

(B)  Legal Opinions

(12) Opinion of Clifford Chance, the Banks' Counsel, satisfactory in form and substance to the Agent.

(13) Opinion of Borrower's U.S. Counsel, satisfactory in form and substance to the Agent regarding the validity and enforceability of the Acquisition Documents and the Finance Documents and stating that the Borrowers have obtained all required approvals for the Acquisition other than any approval which is a condition precedent to the tender offer (including disclosure and filing requirements for the Acquisition with the SEC).

(C)  Miscellaneous

(14) Receipt by the Agent, Arrangers and the Banks of all fees required to be paid and all reasonable expenses for which invoices have been presented.

(15) a copy certified by an Authorised Signatory of the Original Borrower as being at the date of this Agreement a true, complete and up-to-date copy of:

(a) the tender offer documents relating to the Acquisition in the form to be filed;

(b)  the signed Acquisition Documents;

     (c) (i) audited accounts of the Group, the Original Borrower, the Additional Borrower and Lone Star for the two most recent fiscal years ended prior to the date of the signing of the Facilities Agreement in a form satisfactory to the Agent and (ii) unaudited interim accounts of the Group and Lone Star for each quarterly period ending after the date of the latest accounts delivered pursuant to Clause (i) of this paragraph for which such accounts are available. Each such financial statement shall include a balance sheet, income statement, cash flow statement and explanatory notes to the accounts and be in a form satisfactory to the Agent;

     (d)  the Initial Financial Projections;

     (e) any such information about the Original Borrower, the Group or Lone Star as may be deemed necessary by the Arrangers to complete their internal due diligence, including the Due Diligence Reports some of which will be updated in the course of accomplishment of the Acquisition;

     (f) evidence that any drawdown will be applied in full in compliance with the conditions set-out herein;

     (g) a letter satisfactory in substance to the Agent describing the Original Borrower's interest and currency hedging strategies;

     (h) evidence that the Purchaser has received acceptance of at least 50 per cent, plus one share of its tender offer; and

     (i) evidence that the Escrow Account and the Holding Account have been opened and pledged to the Banks.

                              THE FOURTH SCHEDULE

                               Notice of Drawdown


From: [Borrower]

To:   [Agent]


Dated:


Dear Sirs,

(16) We refer to the agreement (the "Facilities Agreement") dated 1 September 1999 and made between, inter alia, Dyckerhoff Aktiengesellschaft as Borrower, Dresdner Bank Luxembourg S.A. as Agent and the financial institutions named therein as banks. Terms defined in the Facilities Agreement shall have the same meaning in this notice.

(17)  This notice is irrevocable.

(18) We hereby give you notice that, pursuant to the Facilities Agreement and on [date of proposed Advance], we wish to borrow a [Tranche A]/[Tranche B]/[Tranche C] Advance [currency and amount] upon the terms and subject to the conditions contained therein.

[We would like this Advance to have an Interest Period of [number of months' duration]]

(19) We confirm that, at the date hereof, the Repeated Representations are true in all material respects and no Event of Default or Potential Event of Default is continuing.

(20)  The proceeds of this drawdown should be credited to [account details].

Yours faithfully

                         _____________________________
                              Authorised Signatory
                              for and on behalf of
                               [Name of Borrower]

                              THE FIFTH SCHEDULE

                            Existing Emcumbrances

                               THE SIXTH SCHEDULE

                         FORM OF COMPLIANCE CERTIFICATE


To:  [Agent]


Date:

Dear Sirs,

We refer to an agreement (the "Facilities Agreement") dated 1 September 1999 whereby term loan facilities were made available to a group of borrowers including Dyckerhoff Aktiengesellschaft. Terms defined in the Facilities Agreement shall bear the same meaning herein.

We confirm that: [insert details of Financial Covenants]



_____________________________
Authorised Signatory
for and on behalf of
the Guarantor


or


_____________________________
for and on behalf of
[name of auditors of the Guarantor]

                              THE SEVENTH SCHEDULE

                              Mandatory costs rate


     For the purposes of this Agreement, the cost of compliance with existing requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) will be calculated by the Agent in relation to each Advance on the basis of the Agent's own rates (or the rates of such Bank as it may from time to time specify) by reference to the circumstances existing on the first day of each Interest Period or Term in respect of such Advance in accordance with the following formulae:

     (uuu) in relation to sterling Advances:

                            AB + C(B - D) + E x 0.01
                            ------------------------per cent. per annum
                                  100 - (A + C)

     (vvv) in relation to Advances in any currency other than sterling:

                                   E x 0.01
                                   --------per cent. per annum.
                                     300

     Where:

    A is the percentage of eligible liabilities (assuming these to be in excess of any stated minimum) which the Agent (or such Bank as it may determine) is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

    B is the percentage rate per annum at which sterling deposits are offered by the Agent (or such Bank as it may determine) in accordance with its normal practice, for a period equal to the relevant [Interest Period]/[Term] to a leading bank in the London interbank market at or about 11.00 a.m. in a sum approximately equal to the amount of such Advance.

    C is the percentage of eligible liabilities which the Agent (or such Bank as it may determine) is required from time to time to maintain as interest bearing special deposits with the Bank of England.

    D is the percentage rate per annum payable by the Bank of England to the Agent (or such Bank as it may determine) on interest bearing special deposits.

    E is the rate payable by the Agent (or such Bank as it may determine) to the Financial Services Authority pursuant to the Fee Regulations (but, for this purpose, ignoring any minimum fee required pursuant to the Fee Regulations)
            and expressed in pounds per (Pounds)1,000,000 of the Fee Base of the Agent (or such Bank as it may determine).

For the purposes of this Schedule:

     (a) "eligible liabilities" and "special deposits" shall bear the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

     (b) "Fee Regulations" means the Banking Supervision (Fees) Regulations 1999 or such other law as may be in force from time to time in respect of the payment of fees for banking supervision; and

     (c) "Fee Base" shall bear the meaning given to it, and shall be calculated in accordance with, the Fee Regulations.

     The percentages used in A and C above shall be those required to be maintained on the first day of the relevant period as determined in accordance with B above.

     In application of the above formulae, A, B, C and D will be included in the formulae as figures and not as percentages e.g. if A is 0.5 per cent, and B is 12 per cent, AB will be calculated as 0.5 x 12 and not as 0.5 per cent, x 12 per cent.

     Calculations will be made on the basis of a 365 day year (or, if market practice differs, in accordance with market practice).

     A negative result obtained by subtracting D from B shall be taken as zero.

     The resulting figures shall be rounded to four decimal places.

     Additional amounts calculated in accordance with this Schedule are payable on the last day of the Interest Period or Term to which they relate.

     The determination of the Mandatory Cost Rate by the Agent in relation to any period shall, in the absence of manifest error, be conclusive and binding on all of the parties hereto.

The Agent may from time to time, after consultation with the Original Borrower and the Banks, determine and notify to all parties any amendments or variations which are required to be made to any of the formulae set out above in order to comply with any requirements from time to time imposed by the Bank of England or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all the parties hereto

                                   SIGNATURES


As Original Borrower and Guarantor

DYCKERHOFF AKTIENGESELLSCHAFT


By:           ____________________   By:  ______________________
              Name:                       Name:


Address:      Biebricher Strasse 69
              D-63203 Wiesbaden
Telephone:    +49 611 676 1440
Fax:          +49 611 676 1445
Attention:    Luis Rauch, Esq.


LEVEL ACQUISITION CORP.


By:           _____________________  By:  ______________________
              Name:                       Name:

Address:      1209 Orange Street

              City of Wilmington, County of Newcastle, DE, 19801 U.S.A.

Telephone:  1-508-693-4164
Fax:        1-508-693-4164
Attention:  Felix Pardo, President



As Underwriter

DEUTSCHE BANK LUXEMBOURG S.A.

By:         ________________________           By: _______________________
            Name:                                  Name:

Address:    2, boulevard Konrad Adenauer
            L-1115 Luxembourg
Telephone:  +352 421 22 295
Fax:        +352 421 22 287
Attention:  Loan Department


As Arranger
DEUTSCHE BANK AG

By:         ________________________           By: _______________________
            Name:                                  Name:

Address:    Taunusanlage 12
            D-60325 Frankfurt am Main
Telephone:  +49 69 910 39283
Fax:        +49 69 910 38793
Attention:  Christof Murb


As Underwriter and Arranger
DRESDNER BANK AG in Wiesbaden

By:         ________________________           By: _______________________
            Name:                                  Name:

Address:    Wilhelmstrasse 7,
            D-65185 Wiesbaden
Telephone:  +49 611 358 250
Fax:        +49 611 358 695
Attention:  Heinz Honing



As Agent

DRESDNER BANK LUXEMBOURG S.A.

By:    _________________________         By:  __________________________
       Name:                                  Name:


Address:    Boite Postale 355
            L-2097 Luxembourg
Telephone:  +352 4760 423
Fax:        +352 4760 565
Attention:  Andrea Stockemer


As Bank

DEUTSCHE BANK LUXEMBOURG S.A.


By:    _____________________             By:  __________________________
       Name:                                  Name:


Address:    2, boulevard Konrad Adenauer
            L-1115 Luxembourg
Telephone:  +352 421 22 295

Fax:        +352 421 22 287
Attention:  Loan Department


As Bank
DRESDNER BANK AG in Wiesbaden

By:    _____________________             By:  __________________________
       Name:                                  Name:

Address:    Wilhelmstrasse 7,
            D-65185 Wiesbaden
Telephone:  +49 611 358 250
Fax:        +49 611 358 695
Attention:  Heinz Honing


For the purposes of the Protocol annexed to the Convention on Jurisdiction and the Enforcement in Civil and Commercial Matters signed at Brussels on 27 September 1968 (as amended) we hereby expressly and specially confirm our agreement with the provisions of Clause 40 of the Facilities Agreement which provides for our submission to the non-exclusive jurisdiction of the courts of Germany.

_______________________________
Deutsche Bank Luxembourg S.A.

_______________________________
Dresdner Bank Luxembourg S.A.